Exhibit 2.2

                    STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT is entered into this 31st day of March, 2000, by and among (i) Roundy's, Inc., a Wisconsin corporation (the "Buyer"); (ii) the David A. Ulrich Living Trust, Agatha T. Ulrich, David A. Ulrich, Jr., David A. Ulrich Grantor Retained Annuity Trust No.2, Gary L. Fryda and John M. Rupcich (collectively the "Principal Shareholders") and (iii) the Brent
A. Rupcich Trust, the Franco J. Rupcich Trust, the Nicholas J. Rupcich Trust, Kathleen McGarry, Thomas Ulrich, Sr., Marilyn Ulrich Graves, John M. Rupcich, III, Christel Rupcich Holdway, and April Rupcich Sutherland, as the record and beneficial owners of all of the issued and outstanding shares of capital stock of Mega Marts, Inc., a Wisconsin corporation (the "Company") the Principal Shareholders and the persons described in clause (iii) being referred to collectively as the "Shareholders."

     WHEREAS, the Shareholders are the beneficial and record owners of the number of shares of the common stock, par value $.01 per share, of the Company (the "Common Stock") as set forth on Section 3.3 of the Disclosure Schedule (defined hereinafter);

     WHEREAS, the shares of Common Stock described in the first
"Whereas" clause constitute, in the aggregate, 100% of the issued and outstanding shares of the capital stock of the Company
(collectively the "Subject Shares"); and

     WHEREAS, the Shareholders are willing to sell, and the Buyer is willing to purchase, all but not less than all of the Subject
Shares on the terms and conditions hereinafter set forth;

     WHEREAS, several of the Shareholders also comprise the stockholders of NDC, Inc. ("NDC"), which simultaneously has entered into an agreement contemplating the sale of certain of its assets relating to and used in the conduct of its "Tri-City" store to the Buyer or to an affiliate of the Buyer (the "NDC Asset Purchase Agreement").

     NOW, THEREFORE, in consideration of the premises and the promises and covenants herein contained, the parties hereto agree as follows:


ARTICLE I Purchase and Sale of the Shares

     The Shareholders hereby agree to sell, convey, transfer and deliver to the Buyer at the Closing (as hereinafter defined in Section 2.4), and the Buyer hereby agrees to purchase from the Shareholders at the Closing, all (but not less than all) of the Subject Shares, free and clear of all claims, pledges, security interests, liens, mortgages, equities, rights of first refusal, options, contractual commitments, conditional sales contracts, reservations, restrictions, charges or encumbrances of any nature whatsoever (collectively, the "Encumbrances"), all on the terms and conditions set forth in this Agreement.


ARTICLE II Purchase Consideration; Closing

     2.1  Purchase Consideration.   Subject to the terms and
conditions of this Agreement, the aggregate price to be paid by the Buyer for the Subject Shares (the "Purchase Price") shall be One Hundred Twenty Three Million Dollars ($123,000,000), plus or minus the difference between the Closing Date Net Book Value (as hereinafter defined) and $39,705,781 (the "Pro Forma Net Book Value"). The Purchase Price will be payable in the manner provided in Section 2.2 below.

     2.2       Payment of Purchase Price.

     (a) Closing Payment. Buyer shall pay to the Shareholders on the Closing Date the aggregate amount of Eighty Four Million Dollars ($84,000,000) (the "Closing Payment"), plus or minus the Estimated Net Book Value Adjustment (as hereinafter defined in
Section 2.3(a)). The Closing Payment shall be made by a single wire transfer of immediately available funds to a single account to be designated by the Shareholders, which transfer shall be deemed for all purposes to constitute delivery of the Closing Payment to all of the Shareholders. The Closing Payment shall be allocated among the Shareholders in the manner set forth on
Section 2.2 of the Disclosure Schedule attached hereto and incorporated herein by reference (the "Disclosure Schedule").

     (b) Promissory Notes. The remainder of the Purchase Price in the amount of Thirty Nine Million Dollars ($39,000,000) shall be paid in the form of non-negotiable subordinated promissory notes (the "Notes") issued by Buyer in favor of the Shareholders in the proportions set forth in Section 2.2 of the Disclosure Schedule, substantially in the form of Exhibit A attached hereto and incorporated herein. The Notes shall be subordinated to the Buyer's senior funded debt ("Senior Debt") pursuant to a subordination agreement to be entered into by the holders of the Notes with Buyer's senior lenders in the form of Exhibit B hereto (the "Subordination Agreement").

     2.3  Net Book Value Adjustment.   The Purchase Price shall
be adjusted (the "Net Book Value Adjustment") in accordance with this Section 2.3.

     (a) Estimated Net Book Value. Prior to the Closing, the parties jointly will prepare an estimate of the Closing Date Net Book Value (as defined in Section 2.3(c)) of the Company, which estimate will be based on the interim financial statements of the Company as of the month end next preceding the Closing Date (the "Estimated Net Book Value"). The difference (positive or negative) between the Estimated Net Book Value and the Pro Forma Net Book Value is referred to herein as the "Estimated Net Book Value Adjustment."

     (b) Closing Balance Sheet and Closing Date Net Book Value Certificate. Within sixty (60) days after the Closing Date, the Shareholders shall deliver to the Buyer: (i) a balance sheet (together with appropriate supporting schedules and work papers) of the Company as of the Closing Date (the "Closing Balance Sheet"), audited by Ernst & Young (the "Company's Accountants"), prepared from the books and records of the Company in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with the "Financial Statements" (as hereinafter defined), and (ii) a statement of the Closing Date Net Book Value (as determined pursuant to Section 2.3(c)) of the Company as of the Closing Date, accompanied by a certificate of the Shareholders' Agents to the effect that such statement has been prepared in accordance with the terms of this Agreement and GAAP applied on a basis consistent with that used in preparation of the Financial Statements (the "Closing Date Net Book Value Certificate").

     (c) Definition of Closing Date Net Book Value. For purposes of this Agreement, the term "Closing Date Net Book Value" shall mean the book value of the Company's assets less its liabilities, as set forth on the Closing Balance Sheet, determined as of the Closing Date in a manner consistent with that used in the preparation of the Financial Statements, and in any event in accordance with GAAP, but subject to the following:

          (i) inventory will be valued at its cost to the Company consistent with the Company's historical methods for calculating inventory values described in Section 2.3(b) of the Disclosure Schedule, based on a physical inventory at each of the Company's retail stores, to be taken by Badger Inventory Services, Inc., on a date mutually agreed upon by Buyer and the Company, at or as near as practicable to the Closing Date but in no event more than 21 days prior to the Closing Date (the cost of the physical inventory to be borne by the Company and accrued as a liability on the Closing Balance Sheet);

          (ii) the Closing Date Net Book Value shall be reduced by the amount of any payments made, costs incurred or amounts accrued by the Company as described in Section 6.4(a)(ii),
Section 7.8 or Section 11.3;

          (iii) the Closing Date Net Book Value will reflect an accrual for employee vacation and holiday pay, the amount thereof to be determined in accordance with GAAP, provided that in making such determination for purposes of this subsection
(iii) accrued employee vacation and holiday pay will include that which each employee has earned but not used as of the Closing Date, as well as a pro-rata portion of that which each employee has accrued through the Closing Date, even though the employee may not be entitled thereto unless he or she would have remained employed by the Company for some additional time after the Closing Date, and the gross amount so determined will be reduced by the amount of accrued vacation pay that employees will be assumed to forfeit, at a forfeiture rate consistent with the Company's past experience; and

          (iv) accounts receivable will be valued at their estimated net collectible balance in a manner consistent with the Company's historical practice

     (d) Buyer's Review. As soon as practicable after its receipt of the Closing Balance Sheet and the Closing Date Net Book Value Certificate, but in any event not more than forty-five
(45) days thereafter, the Buyer shall: (i) cause Deloitte & Touche, the Buyer's independent certified public accountants ("Buyer's Accountants"), to review the Closing Balance Sheet and the Closing Date Net Book Value Certificate and (ii) deliver to the Shareholders' Agents (as hereinafter defined) either a notice of acceptance of the Closing Date Net Book Value Certificate (a "Notice of Acceptance") or a notice of dispute relating to the Closing Date Net Book Value Certificate setting forth in reasonable detail the basis for such dispute (a "Dispute Notice").

     (e) Access. After the Closing Date, the Buyer shall allow Shareholders' Agents, Company's Accountants and their respective representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of the Company, including but not limited to the books, records, schedules, work papers and audit programs of the Buyer and the Buyer's Accountants and to have reasonable access to and assistance from the Company's employees to the extent such documents and access are necessary to prepare the Closing Date Net Book Value in accordance with Section 2.3(b) and to respond to any Dispute Notice delivered by the Buyer pursuant to Section 2.3(d).

     (f) Dispute Resolution. In the event the Buyer delivers a Dispute Notice, such dispute shall be resolved in accordance with the procedures set forth below.

          (i) Mutual Agreement. The Buyer and the Shareholder's Agent shall endeavor, through good faith negotiations, to resolve any such dispute on terms mutually acceptable to them. The Buyer's Accountants, on behalf of the Buyer, and the Company's Accountants, on behalf of the Shareholders (such accountants being hereinafter collectively referred to as the "Parties' Accountants"), may participate in such negotiations to the extent requested by the parties.

          (ii) Neutral Accountants. If such dispute or controversy is not resolved by the mutual agreement of the parties or the Parties' Accountants within thirty (30) days after the Shareholders' Agents' receipt of the Dispute Notice, the Buyer and the Shareholders' Agents jointly shall appoint, within fifteen (15) days thereafter, a national accounting firm other than one of the Parties' Accountants (and, provided further, that if the parties cannot agree on the selection of such a national accounting firm, they shall select such national accounting firm by lot from among the "Big-Five" accounting firms other than the Parties' Accountants) (the firm so appointed being referred to as the "Neutral Accountants"), to resolve such dispute or controversy. The Neutral Accountants shall be instructed to use their best efforts to make their determination as to such dispute or controversy within thirty (30) days after their appointment. The Neutral Accountants shall act as arbitrators, and their determination shall be final, binding and conclusive as between the Buyer and the Shareholders absent fraud or manifest error.

          (iii) Fees. The respective fees and disbursements of the Parties' Accountants shall be borne by the party which retained them. The fees and disbursements of the Neutral Accountants shall be apportioned equally between the Buyer on the one hand and the Shareholders on the other hand. The Shareholders shall pay a percentage of such fees and expenses equal to A/(A+B) and the Buyer shall pay a percentage of such fees and expenses equal to B/(A+B), where A is equal to the absolute value of the difference (in dollars) between the Closing Date Net Book Value as finally determined by the Neutral Accountants and the Closing Date Net Book Value as reflected in the Dispute Notice prepared and delivered by the Buyer in accordance with Section 2.3(d)(ii) (after adjustment, if any, following negotiations between Shareholders' Agents and the Buyer pursuant to Section 2.3(f)(i)), and where B is equal to the absolute value of the difference (in dollars) between Closing Date Net Book Value as finally determined by the Neutral Accountants and the Closing Date Net Book Value as reflected in the statement of the Closing Date Net Book Value prepared and delivered by the Shareholders' Agents in accordance with Section 2.3(b) (after adjustment, if any, following negotiations between Shareholders' Agents and the Buyer pursuant to Section 2.3(f)(i)).

     (g) Final Net Book Value Adjustment. If the Closing Date Net Book Value is greater than the Estimated Net Book Value, Buyer shall pay to the Shareholders, in accordance with their respective proportions of the Purchase Price set forth in Section
2.2 of the Disclosure Schedule, the amount of such excess, with interest at the rate of seven and one-quarter percent (7.25%) per annum from and after the Closing Date to the date of payment. If the Closing Date Net Book Value is less than the Estimated Net Book Value, the Shareholders shall pay to Buyers the amount of such deficiency, with interest at a rate of seven and one-quarter percent (7.25%) per annum from and after the Closing Date to the date of payment, in accordance with the "Percent of P-C Adjustment" set forth opposite their respective names in Section
2.2 of the Disclosure Schedule. Any payment required of the Buyer or the Shareholders, as the case may be, pursuant to this
Section 2.3(f) shall be made within fifteen (15) days of the delivery of the Notice of Acceptance or, in the event of delivery of a Dispute Notice, within fifteen (15) days of a final determination thereof as described in Section 2.3(e), by wire transfer of immediately available funds (i) if to the Buyer, to such account as is designated by the Buyer, and (ii) if to the Shareholders, to the account referred to in Section 2.2(a) hereof, which transfer shall be deemed for all purposes to constitute delivery to all of the Shareholders.

     2.4  Time and Place of Closing.   The closing of the
transactions contemplated hereby (the "Closing") shall take place at the offices of Whyte Hirschboeck Dudek S.C., Suite 2100, 111 East Wisconsin Avenue, Milwaukee, Wisconsin, 53202, on March 31, 2000 at 9:00 A.M., or on such other date or at such other location as the parties shall mutually agree in writing (the "Closing Date"), and shall be effective for all purposes as of 11:59 P.M. on April 1, 2000 (the "Effective Date").

     2.5  Deliveries.

     (a) Deliveries by the Shareholders. The Shareholders shall deliver or cause to be delivered to the Buyer at the Closing the following:

          (i) certificates representing all of the Subject Shares, free of any restrictive legends (other than those relating to the Securities Act of 1933 or any stockholders agreement to which a Shareholder is a party that will be terminated at Closing as described in subparagraph (xii) below) and duly endorsed or accompanied by duly executed stock powers;

          (ii) certificates, dated as of the Closing Date and executed by each of the Principal Shareholders and the Chief Financial Officer of the Company (in his or her capacity as such), respectively, to the effect that (A) each of the representations and warranties of the Principal Shareholders made under Article III hereof is true and correct in all material respects on the Closing Date as though made on such date and
(B) the Shareholders and the Company have performed and complied in all material respects with all covenants, conditions and obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date;

          (iii)     a certified copy of the Articles of
Incorporation and Bylaws of the Company;

          (iv) all minute books, stock books, stock transfer records, corporate seals and other corporate and shareholder records of the Company and each Subsidiary (as hereinafter defined);

          (v)  letters of resignation, dated as of the Closing
Date, of all of the directors and officers of the Company and the Subsidiaries;

          (vi) written opinions of Foley & Lardner and of Godfrey
& Kahn, S.C., counsel for the Shareholders, dated the Closing
Date, substantially in the form of Exhibits C-1 and C-2  hereto;

          (vii) acknowledgments by the Shareholders of their receipt of the Closing Payment;

          (viii)    executed counterparts of the following
agreements:

               (A)  Noncompetition Agreements entered into
between the Buyer and Mr. John Rupcich, Mr. Gary Fryda and Mr.
David Ulrich, Jr., respectively, substantially in the form of Exhibit D hereto;

               (B) the Subordination Agreement entered into by and between the Shareholders and the Buyer's senior lender, as described in Section 2.2(b) above;

               (C) Amended and Restated NDC Leases (as defined in Section 7.11 below) entered into by and between NDC as lessor and the Company as lessee (and with Buyer as guarantor of the obligations of the Company), for the NDC Leased Real Property (as defined in Section 3.11(c) hereof), substantially in the form of and on the terms set out on Exhibit E hereto;

               (D)  title commitments for the Owned Real Property
(as defined in Section 3.11(a) hereof) and leasehold title insurance commitments for the Leased Real Property, as described in Section 7.8 hereof;

               (E)  Landlord Consents and Estoppel Certificates;
as described in Section 7.9 hereof;

               (F) Sublessee Estoppel Certificates, as described in Section 7.10 hereof;

               (G)  Subordination, Nondisturbance and Attornment
Agreements, as described in Section 7.12 hereof; and

               (H)  Tri-City Bank Agreement (as hereinafter
defined in Section 8.6) entered into by and between the Buyer and Tri-City National Bank ("Tri-City"), substantially in the form of Exhibit F hereto.

          (ix) evidence, reasonably satisfactory to the Buyer, as to termination as of:

               (A)  the Closing Date of guarantees of the
indebtedness of NDC for which the Company is currently liable;
and

               (B) the interest rate swap agreement between the Company and Bank One.

          (x) a certificate (executed in duplicate) of each of the Shareholders in a form acceptable to the Buyer certifying that such Shareholder is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;

          (xi) certificates of status issued by the Wisconsin Department of Financial Institutions dated within twenty (20) business days of the Closing Date certifying that the Company and each Subsidiary is a domestic corporation organized under the laws of the State of Wisconsin and has filed its annual report required under the Wisconsin Business Corporation Law ("WBCL");

          (xii) evidence, reasonably satisfactory to the Buyer, as to the termination of all stockholder agreements, voting trust agreements, nominee arrangements, options, warrants, rights or other privileges with respect to any shares of the Company's capital stock;

          (xiii)    all executed written consents of third
parties to the sale of the Subject Shares to the Buyer hereunder which may be required pursuant to any agreement or arrangement to which the Company, any Subsidiary or any Shareholder is a party;
and

          (xiv) an agreement among Buyer, the Company and the Shareholders, in form and substance satisfactory to them and their respective counsel, whereby all agreements (including the "Pick `N Save" trademark license and supply agreements) entered into between the parties (or their affiliates) prior to the date hereof (the "Existing Agreements") are terminated and the parties mutually release each other from and against any and all claims, demands, causes of action, liabilities, costs, expenses, or obligations (other than those arising out of this Agreement) that any party may have against any other arising out of or relating to the Existing Agreements or the business relationships existing between the parties (the "Termination and Release Agreement").


     (b) Deliveries by the Buyer. The Buyer shall deliver to the Shareholders at the Closing the following:

          (i) payment of the Purchase Price in accordance with the provisions of this Article II;

          (ii) the Notes;

          (iii) certificates, dated as of the Closing Date and executed by proper officers of the Buyer to the effect that:
(A) each of the representations and warranties of the Buyer made under Article IV hereof is true and correct in all material respects on the Closing Date as though such representations and warranties were made on such date and (B) the Buyer has performed and complied in all material respects with all covenants and obligations under this Agreement which are to be performed or complied with by it on or prior to the Closing Date;

          (iv) the written opinion of Whyte Hirschboeck Dudek
S.C., counsel for the Buyer, dated the Closing Date, substantially in the form of Exhibit G hereto;

          (v) a copy, certified as of the Closing ate by a proper officer of the Buyer, of the resolutions of the Boards of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement by the Buyer;

          (vi) executed counterparts of each of the agreements specified in Section 2.5(a)(viii) above to which the Buyer is a party;

          (vii) in the event that an affiliate of Buyer (and not Buyer) is the Lessee under any of the Amended and Restated
NDC Leases described in Section 2.5(a)(vii)(C) above, an unconditional guarantee of such leases by the Buyer in form reasonably acceptable to NDC's lender; and

          (viii)    the executed Termination and Release
Agreement.


ARTICLE IIIARepresentations and Warranties of the Shareholders Each of the Shareholders severally makes the representations and warranties set forth in this Article IIIA, each of which is true and correct as of the date hereof and will be true as of the Closing Date.

     3A.1 Authority of the Shareholders; No Violations.

     (a) The Shareholder has full right, power, legal capacity and authority to sell, transfer and deliver to the Buyer the full legal and beneficial ownership in the Subject Shares to be sold by such Shareholder pursuant to this Agreement and to consummate the transactions contemplated herein and in any documents to be delivered in connection herewith ("Seller Ancillary Documents") to which such Shareholder is a party.

     (b) If the Shareholder is a trust, estate, or entity other than a natural person or corporation (the "Entity"), the representatives, trustees or other fiduciaries who have signed this Agreement (and any relevant Seller Ancillary Document) on behalf of such Entity are the duly appointed and acting representatives, trustees, or fiduciaries of such Entity as of the date hereof (and will be such as of the Closing Date). The representatives, trustees, or other fiduciaries of such Entity have all the power and authority necessary to own and dispose of the Subject Shares held by such Entity. No beneficiary or other party with any beneficial interest in the Entity has heretofore in any way assigned, transferred or encumbered, or permitted the assignment, transfer or other encumbrance of, the Subject Shares (or any interest therein) held by such Entity. The execution and delivery of this Agreement and any relevant Seller Ancillary Document by such representatives, trustees, or other fiduciaries, and the performance by such representatives, trustees, or other fiduciaries of their obligations hereunder have been duly and validly authorized and approved by all actions required under applicable law relating to the Entity and under the terms of the relevant will, trust or other instruments. Such representatives, trustees, and fiduciaries have full power and authority under the terms of the applicable instruments and under any document relating to or applicable to such Entity to execute and deliver this Agreement and any relevant Seller Ancillary Document on behalf of such Entity and to perform their respective obligations hereunder and thereunder. Neither the execution of this Agreement or any relevant Seller Ancillary Document, consummation of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms and conditions hereof or thereof will violate or conflict with any provision of the applicable instruments or any other document relating to the Entity.

     (c) This Agreement has been duly and validly executed and delivered by the Shareholder and is the legal, valid and binding obligation of the Shareholder enforceable in accordance with its terms, except that the enforceability of this Agreement is subject to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights and limitations on the availability of the remedy of specific performance and other equitable relief. No action, consent or approval by or filing with any federal, state, munici pal, foreign or other court or governmental or administrative body or agency or any other regulatory or self-regulatory body is required in connection with the execution and delivery by the Shareholder of this Agreement or the Seller Ancillary Documents or the consummation by such Shareholder of the transactions contemplated hereby and thereby, other than the HSR Filings (as defined in Section 7.3). No claim, action, suit, proceeding, arbitration, investigation or inquiry before any federal, state, municipal, foreign or other court or governmental or administra tive body or agency, any securities or commodities exchange, other regulatory body or any private arbitration tribunal is now pending or, to the Knowledge of the Shareholder, threatened, against or relating to such Shareholder which would adversely affect the ability of such Shareholder to consummate the sale of the Subject Shares or the other transactions contemplated by this Agreement or the Seller Ancillary Documents. Neither the execution and delivery of this Agreement by the Shareholder, nor the consummation of the transactions contemplated hereby, will breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any contract or instrument to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets (including the Subject Shares) may be bound.

     3A.2 Title to the Subject Shares.   The Shareholder is the
beneficial and record owner of the number of Subject Shares set forth opposite the name of such Shareholder in Section 3A.2 of the Disclosure Schedule and at the Closing such Shareholder will deliver to the Buyer good and marketable title to such shares, free and clear of any Encumbrances (except for the rights of the Buyer arising under this Agreement).


ARTICLE III Representations and Warranties of the Principal
Shareholders

     Each of the Principal Shareholders severally makes the representations and warranties set forth in this Article III, each of which is true and correct as of the date hereof and will be true as of the Closing Date.

     3.1  Corporate Organization.   The Company is a corporation
duly organized and validly existing under the laws of the State of Wisconsin. The Company is current in all filings necessary to maintain its corporate existence under Wisconsin law and no proceedings have been filed or are pending for its dissolution or winding up. The Company has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted or presently proposed to be conducted. The Company is duly qualified to do business as a foreign corporation in Illinois and is not required to be so qualified as a foreign corporation in any other jurisdiction. The Company has, upon or prior to execution of this Agreement, delivered to the Buyer complete and correct copies of its Articles of Incorporation, as amended to date (certified by the Wisconsin Department of Financial Institutions as of a recent date), and its By-Laws, as amended to date. Neither the Articles of Incorporation nor the By-Laws of the Company have been amended since the dates of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instruments.

     3.2  No Violations.   Except as set forth in Section 3.2 of
the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Shareholders and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the charter documents of the Company or any Subsidiary (as defined in Section 3.5 hereof);
(ii) breach, violate or (whether immediately or with the lapse of time or the giving of notice or both) constitute an event of default under or an event which would give rise to any right of termination, cancellation, modification, acceleration or foreclosure under, or require any consent of or the giving of any notice to any third party under, any note, bond, indenture, credit facility, mortgage, security agreement, lease, license, franchise, permit or other agreement, instrument or obligation (except for such other agreements or instruments the breach of which would not give rise to any material liability or obligation on the part of Buyer or the Company or otherwise give rise to a Material Adverse Effect, and which do not relate to, involve or purport to govern or restrict the transfer of the Subject Shares or any other capital stock of or equity interest in the Company) to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary or any of their properties or assets may be bound, or give rise to the creation of any Encumbrance upon the Subject Shares or upon the properties or assets of the Company or any Subsidiary; (iii) violate or conflict with any law, statute, rule, regulation, ordinance, code, judgment, order, writ, injunction, decree or other requirement of any court or of any governmental body or agency thereof applicable to the Company or any Subsidiary or by which any of their properties or assets may be bound; or (iv) require any registration or filing by the Company, the Subsidiaries or the Shareholders with, or any permit, license, exemption, consent, authorization or approval of, or the giving of any notice by the Company, any Subsidiary or any of the Shareholders to, any governmental or regulatory body, agency or authority, other than the HSR Filings and applications, approvals, or consents relating to the transfer of any "Licenses" (as defined in Section 3.13 below).

          3.3       [Intentionally Left Blank]

     3.4  Capitalization of the Company.   The authorized, issued
and outstanding shares of all classes of capital stock of the Company, and the record and beneficial ownership thereof, is set forth in Section 3.4 of the Disclosure Schedule. The Subject Shares constitute 100% of the issued and outstanding shares of the capital stock of the Company on a fully diluted basis (i.e., after giving effect to the exercise of all options, warrants or similar rights to acquire shares of stock) and there are no other shares of any class of capital stock authorized, issued or outstanding as of the date hereof. All of the Subject Shares were duly and validly authorized and issued and are fully paid and nonassessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Statutes. Except as disclosed in Section 3.4 of the Disclosure Schedule, there are no agreements, arrangements or understandings (including, without limitation, options or rights of first refusal), to which any Shareholder, the Company or any Subsidiary is a party, or by which any Shareholder, the Company or any Subsidiary is bound relating to the ownership, acquisition or disposition of the Subject Shares or any interest therein, and there are no agreements, arrangements or understandings to which any Shareholder, the Company or any Subsidiary is a party or by which they are bound relating to the repurchase or redemption of any shares of the Company's capital stock. There are no outstanding options, warrants or other rights to subscribe for or purchase, or securities convertible into or exchangeable for, shares of the Company's capital stock, there are no agreements, arrangements or understandings to which the Company or any Subsidiary is a party or by which they are bound pursuant to which the Company is or may be required to issue or sell additional shares of the Company's capital stock, and no person other than the Shareholders owns or holds any legal, equitable or beneficial interest in or right to any shares of the Company's capital stock or other equity interest in the Company of any nature whatsoever.

     3.5  Subsidiaries and Affiliates .   Section 3.5 of the
Disclosure Schedule sets forth the name, jurisdiction of incorporation, capitalization, ownership, officers and directors of each corporation or other entity in which the Company has any direct or indirect equity interest or other ownership interest ("Subsidiary") and the jurisdictions, if any, in which each Subsidiary is qualified or licensed to do business as a foreign corporation. Section 3.5 of the Disclosure Schedule also describes briefly the business of and assets (including intangible assets) owned by each Subsidiary. All of the outstanding shares of capital stock of each Subsidiary owned by the Company are free and clear of any Encumbrance, and are validly issued, fully paid and nonassessable. The Company owns 100% of the issued and outstanding shares of all classes of capital stock of each Subsidiary. There are no options, warrants, conversion privileges or any other rights, agreements, arrangements or understandings (including, without limitation, rights of first refusal) with respect to any shares of capital stock of any Subsidiary. Each Subsidiary (i) is a corporation duly organized and validly existing under the laws of its state of incorporation, (ii) is current in all filings necessary to maintain its corporate existence under such law and no proceedings have been filed or are pending for its dissolution or winding up, (iii) has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted or presently proposed to be conducted, and (iv) is not required to be qualified to transact business as a foreign corporation in any jurisdiction other than the jurisdictions listed in Section 3.5 of the Disclosure Schedule. The Company has, upon or prior to the execution of this Agreement, delivered to the Buyer complete and correct copies of the Articles of Incorporation, as amended to date (certified by the secretary of state of the state of incorporation) and By-Laws, as amended to date (certified by the Secretary of the Company as of a recent date) of each Subsidiary. Neither the Articles of Incorporation nor the By-laws of any Subsidiary have been amended since the dates of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instruments.

     3.6 Financial Statements . The Company has heretofore delivered to Buyer copies of the audited financial statements of the Company for the fiscal years ended December 28, 1996, January 3, 1998 and January 2, 1999, and unaudited interim financial statements for the period ended October 2, 1999. The aforesaid financial statements, including all notes thereto, are herein referred to collectively as the "Financial Statements." The Financial Statements (i) have been prepared from and are consistent with the books and records of the Company, (ii) have been prepared in accordance with GAAP consistently applied during the periods covered thereby, and (iii) fairly and accurately present the financial condition, results of operations and cash flows of the Company as at the dates, and for the periods, stated therein; provided, that the unaudited interim financial statements do no reflect customary year end adjustments and accruals and lack footnote disclosure and other presentation items.

     3.7 Absence of Undisclosed Liabilities . To the knowledge of the Principal Shareholders, the Company and the Subsidiaries do not have any liabilities (whether known, unknown, absolute, accrued, contingent or otherwise), except (i) to the extent reflected or reserved against in the Financial Statements,
(ii) for obligations incurred pursuant to contracts entered into in the ordinary course of business and identified in an appropriate section of the Disclosure Schedule hereto to the extent required by this Agreement to be identified in the Disclosure Schedule hereto, (iii) for liabilities incurred in the ordinary course of business since the date of the most recent of the Financial Statements, all of which liabilities are properly reflected in the books and records of the Company or the applicable Subsidiary and will be reflected on the Closing Balance Sheet, and (iv) for other liabilities set forth in
Section 3.7 of the Disclosure Schedule.

     3.8 Absence of Certain Changes or Events . Except as set forth in Section 3.8 of the Disclosure Schedule, since January 2, 1999, the Company and the Subsidiaries have carried on their businesses in the ordinary course and consistent with past practice. Except as set forth in Section 3.8 of the Disclosure Schedule, or as expressly contemplated by this Agreement, since October 2, 1999, the Company and the Subsidiaries have not:

          (a) incurred any obligation or liability for borrowed money (other than advances under existing credit facilities in the ordinary course of business and consistent with past practice), nor guaranteed, or agreed to act as surety, indemnitor, co-signer or accommodation party for, any indebtedness, liability or obligation of any third party, except for liability due to endorsement of checks in the normal course of collection;

          (b) suffered any damage, destruction or loss, whether or not covered by insurance, affecting their properties, assets or business, exceeding $25,000 individually or $100,000 in the aggregate;

          (c) mortgaged, pledged or subjected to any lien, charge or other encumbrance any of their assets, tangible or intangible, except in the ordinary course of business and consistent with past practice;

          (d) sold or transferred any of their assets, except in the ordinary course of business and consistent with past practice, or canceled or compromised any material debts or waived any claims or rights of a material nature;

          (e) leased, licensed or granted to any person or entity any rights in any of their assets or properties outside the ordinary course of business and inconsistent with past practice;

          (f) experienced any material adverse change in their financial condition, results of operations, cash flows, assets, liabilities, business or operations taken as a whole;

          (g) made any change in any accounting principle or practice or in their method of applying any such principle or practice;

          (h) issued any additional shares of capital stock or any options, warrants or other rights to purchase, or any securities convertible into or exchangeable for, shares of their capital stock;

          (i) declared or paid any dividends on or made any other distributions (however characterized) in respect of shares of their capital stock;

          (j) repurchased or redeemed any shares of their capital stock;

          (k) organized any new subsidiary, acquired any capital stock or other equity security of any corporation or acquired any equity or other ownership interest in any business;

          (l)  made any capital expenditure or capital
expenditure commitment in excess of $25,000.00 in any one instance or $100,000.00 in the aggregate;

          (m) entered into any agreement or commitment to do any of the foregoing.

     3.9  Legal Proceedings.   Except as set forth in Section 3.9
of the Disclosure Schedule and except for claims, suits, actions or proceedings alleging personal injury or property damage where the amount claimed or reasonably estimated to be at issue in each case is less than $25,000.00 and the Company's insurance carrier has assumed the defense thereof without reservation of rights, there are no suits, actions, proceedings (including, without limitation, arbitral and administrative proceedings), or claims (including without limitation, worker's compensation claims) pending or, to the Knowledge of the Shareholders, any governmental investigations or audits pending, nor to the Knowledge of the Shareholders, are any of the foregoing threatened, against the Company or any Subsidiary or their properties, assets or business (nor are any of the foregoing pending or, to the Knowledge of the Shareholders, threatened against, relating to or involving any of the Shareholders, officers, directors, employees or agents of the Company or any Subsidiary in connection with the businesses of the Company or the Subsidiaries). There are no such suits, actions, proceedings, or claims pending, or, to the Knowledge of the Shareholders, any governmental investigations or audits pending, nor, to the Knowledge of the Shareholders, are any of the foregoing threatened, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby. There is no judgment, order, writ, injunction, decree or award (whether issued by a court, an arbitrator, a governmental body or agency thereof or otherwise) to which the Company or any Subsidiary is a party, or involving the properties, assets or businesses of the Company or any Subsidiary, which is unsatisfied or which requires continuing compliance therewith by the Company or said Subsidiary.

     3.10 Taxes .

          (a) Except as set forth in Section 3.10(a) of the Disclosure Schedule, all returns and reports relating to Taxes (as hereinafter defined) which are required to be filed with respect to the Company and the Subsidiaries on or before the date hereof or which will be required to be filed on or before the Closing Date have been, or will be, duly and timely filed and all such returns and reports are, or will be, complete and correct in all material respects. Except as set forth in Section 3.10(a) of the Disclosure Schedule, all Taxes imposed or that may in the future be imposed on or with respect to the Company or any Subsidiary for or relating to taxable periods prior to and through the Closing Date or relating to the activities of the Company prior to and through the Closing Date, whether or not they have been assessed prior to the Closing Date, have been paid, will be paid prior to the Closing Date, or, if not assessed or due and payable as of the Closing Date, will be accrued for on the Closing Balance Sheet and taken into account in the determination of the Company's Closing Date Net Book Value. Except as set forth in Section 3.10(a) of the Disclosure Schedule, there are no actions or proceedings currently pending or, to the Knowledge of the Shareholders, threatened against the Company or any Subsidiary by any governmental authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted or, to the Knowledge of the Shareholders, threatened, against the Company or any Subsidiary, and there are no matters under discussion by the Company or any of the Shareholders with any governmental authority regarding claims for the assessment or collection of Taxes against the Company or any Subsidiary. There are no agreements, waivers, or applications by the Company or any Subsidiary for an extension of time for the assessment or payment of any Taxes. There are no Tax liens on any of the assets of the Company or any Subsidiary (other than any lien for current Taxes not yet due and payable). Except as set forth in Section 3.10(a) of the Disclosure Schedule, no issue has arisen in any examination of the Company or any of the Subsidiaries by any taxing authority that, if raised with respect to the same or substantially similar facts arising in any other Tax period not so examined, would result in a deficiency for such other period, if upheld.

          (b) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean and include any and all foreign, national, federal, state, local, or other taxes, charges, duties, fees, levies or other assessments, payments-in-lieu of taxes, social security obligations, deficiencies, fees, export or import duties, or other governmental charges, including, without limitation, income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, any installment payment for taxes and contributions or other amounts determined with respect to compensation paid to directors, officers, employees or independent contractors, from time to time imposed by or required to be paid to any governmental authority (and including any additions to tax thereon, penalties for failure to pay any Tax or make any deposit or file any return or report, and interest on any of the foregoing).

          (c) None of the Shareholders is a foreign person, within the meaning of Section 1445 of the Code.

          (d) Except as set forth in Section 3.10(a) of the Disclosure Schedule, the Company and each of the Subsidiaries timely has withheld proper and accurate amounts from its employees, customers, shareholders and others from whom it is or was required to withhold Taxes in compliance with all applicable Laws, and has paid such withheld amounts on a timely basis to the appropriate taxing authorities.

     3.11 Title to Properties and Related Matters .

          (a) Owned Real Property. Section 3.11(a) of the Disclosure Schedule contains a complete and correct list of all real property owned by the Company or any Subsidiary (the "Owned Real Property"). Except as set forth in Section 3.11(a) of the Disclosure Schedule, no ownership interest in any Owned Real Property or other real property reflected in the most recent Financial Statement has been disposed of, and no real property has been acquired by the Company or any Subsidiary since the date of the most recent Financial Statement. With respect to all such Owned Real Property, the Company or the applicable Subsidiary, as the case may be, has good and marketable title in fee simple thereto, including all structures, plants, improvements, systems and fixtures thereon, free and clear of all Encumbrances whatsoever, except (i) as specifically disclosed in Section 3.11(a) of the Disclosure Schedule, (ii) liens for Taxes not yet delinquent or due and payable, and (iii) easements, rights-of-way and similar covenants and restrictions of record and municipal and zoning ordinances and building use restrictions filed of record which do not in any material way impair the use of such property in the manner currently used or impair the Company's or the applicable Subsidiary's good and marketable title to such Owned Real Property. Except as set forth in Section 3.11(a) of the Disclosure Schedule, none of the structures, plants, buildings, improvements or systems located on any Owned Real Property encroaches on any real property owned by others. Except as set forth in Section 3.11(a) of the Disclosure Schedule, none of the Owned Real Property nor any portion thereof is subject to any sublease, license, or other agreement, arrangement or understanding for its use or occupancy by any person other than the Company or a Subsidiary.

          (b) Jondex Leased Real Property. Section 3.11(b) of the Disclosure Schedule sets forth a list of all real property subleases between Jondex Corp. ("Jondex") or the Buyer as sublessor and the Company as sublessee. Except as set forth in
Section 3.11(b) of the Disclosure Schedule, (i) all lease payments due to the date hereof on each such sublease have been paid and, to the Knowledge of the Principal Shareholders, the Company is not in default under any material term of any such sublease, and no event has occurred which constitutes, or with the passage of time or the giving of notice or both would constitute, a default by the Company under such sublease. The Company has good and marketable title to all structures, plants, leasehold improvements, systems, fixtures and other property located on or about any of the Jondex Leased Real Property which are owned by the Company, free and clear of any Encumbrances (but subject to the interest of Jondex or the Buyer and the landlords under the underlying prime leases). Except as set forth in
Section 3.11(b) of the Disclosure Schedule, none of the Jondex Leased Real Property nor any portion thereof is subject to any sublease, license, or other agreement, arrangement or understanding for its use or occupancy by any person other than the Company or a Subsidiary.

          (c) NDC Leased Real Property and Other Leased Real Property. Section 3.11(c) of the Disclosure Schedule sets forth a complete and correct list of all real property leases and subleases to which the Company or any Subsidiary is a party, as tenant (excluding subleases of property subleased by the Company from Jondex or Buyer and included within the definition of Jondex Leased Real Property, above) and either NDC is lessor (the "NDC Leased Real Property") or a party other than NDC is lessor (the "Other Leased Real Property"), together with a brief description of the property leased, identifying the owner and any sublessors of the property, and identifying the date and term of the lease or sublease (and in the case of any sublease, the underlying prime lease) and any renewal or purchase options (including, in the case of any sublease, those applicable under the underlying prime lease). The Company has previously made available to the Buyer complete and correct copies of each lease or sublease (and in the case of any sublease, the underlying prime lease) and any amendments thereto listed in Section 3.11(c) of the Disclosure Schedule. Except as set forth in Section 3.11(c) of the Disclosure Schedule, (i) each such lease or sublease (and in the case of any sublease, to the Knowledge of the Principal Shareholders, the underlying prime lease) is in full force and effect; (ii) all lease payments due to date on any such lease or sublease (and in the case of any sublease, to the Knowledge of the Principal Shareholders, the underlying prime lease) have been paid, and neither the Company nor any Subsidiary nor, to the Knowledge of the Principal Shareholders, any other party is in default under any such lease or sublease (or, in the case of any sublease, the underlying prime lease), and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company, the applicable Subsidiary or, to the Knowledge of the Principal Shareholders, any other party under such lease or sublease; and
(iii) there are no material disputes or disagreements between the Company, the applicable Subsidiary and to the Knowledge of the Principal Shareholders, any other party with respect to any such lease or sublease (or, in the case of any sublease, the underlying prime lease). The Company or the applicable Subsidiary has good and marketable title to all structures, plants, leasehold improvements, systems, fixtures and other property located on or about any of the NDC Leased Real Property or Other Leased Real Property which are owned by the Company or the applicable Subsidiary, free and clear of any Encumbrances (but subject to the interests of landlords under any applicable leases). Except as set forth in Section 3.11(c) of the Disclosure Schedule, none of the NDC Leased Real Property or Other Leased Real Property nor any portion thereof is subject to any sublease, license, or other agreement, arrangement or understanding for its use or occupancy by any person other than the Company or a Subsidiary.

          (d) Real Property Representations. Except as noted, the following representations and warranties in this Section 3.11(d) apply to the Owned Real Property, the NDC Leased Real Property and the Other Leased Real Property (the "Real
Property"). Except as set forth in Section 3.11(d) of the Disclosure Schedule, no work has been performed on or with respect to or in connection with any of the Real Property or Jondex Leased Real Property that would cause such Real Property or Jondex Leased Real Property to become subject to any mechanics', materialmen's, workmen's, repairmen's, carriers' or similar liens aggregating in excess of $25,000. The structures, plants, improvements, systems and fixtures (excluding storage tanks or other impoundment vessels, whether above or below ground) located on each such parcel of Real Property and Jondex Leased Real Property conform with all Federal, state and local statutes and laws and all ordinances, rules, regulations and similar governmental and regulatory requirements applicable to their current uses (except as set forth in Section 3.11(d) of the Disclosure Schedule, and except for Environmental Laws which are addressed exclusively in Section 3.28) and are in good operating condition and repair, ordinary wear and tear excepted. Each such parcel of Real Property, in view of the purposes for which it is currently used, conforms with all covenants or restrictions of record and each such parcel conforms with all applicable building codes and zoning requirements; to the Knowledge of the Principal Shareholders, current, valid certificates of occupancy (or equivalent governmental approvals) have been issued for each item of Real Property to the extent required by law; and the Principal Shareholders have no Knowledge of any proposed material change in any such governmental or regulatory requirements or in any such zoning requirements. Except as set forth in Section 3.11(d) of the Disclosure Schedule, all existing electrical, plumbing, fire sprinkler, lighting, air conditioning, heating, ventilation, elevator and other mechanical systems located in or about the Real Property are in good operating condition and repair, ordinary wear and tear excepted. The maintenance and operation of such items located in or about the Real Property or the Jondex Leased Real Property is and has been conducted in substantial compliance with the terms and conditions of all leases or subleases to which the Company or any Subsidiary is a party. The Company or the applicable Subsidiary has all easements, rights-of-way and similar rights necessary to conduct its business as presently conducted and to use the items of Real Property as currently used, including, without limitation, easements and licenses for pipelines, power lines, water lines, roadways and other access. All such easements and rights are valid, binding and in full force and effect, any amounts due and payable thereon to date have been paid or have been fully accrued for in the books and records of the Company or the applicable Subsidiary neither the Company, the applicable Subsidiary nor, to the Knowledge of the Principal Shareholders, any other party thereto is in default thereunder, and there exists no event or condition affecting the Company, the applicable Subsidiary or any other party thereto, which, with the passage of time or notice or both, would constitute a material default thereunder. No such easement or right will be breached by, nor will any party thereto be given a right of termination as a result of, the transactions contemplated by this Agreement.

          (e) Personal Property. Except as set forth in Section 3.11(e) of the Disclosure Schedule, the Company and each Subsidiary has good and marketable title to all items of equipment, machinery, vehicles, furniture, fixtures and other tangible personal property currently owned or used by the Company and each Subsidiary (and reflected on the Financial Statements or acquired after the date thereof, other than personal property sold or otherwise disposed of in the ordinary course of business and consistent with past practice), free and clear of any Encumbrances. All such items of personal property are in good operating condition and repair, ordinary wear and tear excepted, are physically located at or about the Company's owned or leased premises, and are owned outright by the Company or the applicable Subsidiary, or validly leased by the Company. No such item of personal property is subject to any sublease, license or other agreement, arrangement or understanding for its use by any person other than the Company or the applicable Subsidiary. The maintenance and operation thereof has complied with all applicable laws, regulations, ordinances, contractual commitments and obligations. Except as set forth in Section 3.11(e) of the Disclosure Schedule or as disclosed in the Financial Statements, no item of tangible personal property with a fair market value exceeding $50,000 owned or used by the Company or any Subsidiary is subject to any conditional sale agreement, installment sale agreement or title retention or security agreement or arrangement of any kind; as to each item of personal property subject to any such agreement or arrangement, Section 3.11(e) of the Disclosure Schedule sets forth a brief description of the property in question and the underlying obligation.

          (f) Personal Property Leases. Section 3.11(f) of the Disclosure Schedule sets forth a complete and correct list and summary description of all personal property leases to which the Company or any Subsidiary is a party (either as landlord or tenant) wherein the property leased has a fair market value exceeding $25,000 or the total annual rental payments in any year exceed $10,000 ("Material Personal Property Leases"). With respect to each Material Personal Property Lease, Section 3.11(f) of the Disclosure Schedule also provides a brief description of the property leased, identifying the date and term of the lease, the amount and timing of lease payments and any renewal or purchase options. The Company has previously made available to the Buyer complete and correct copies of each Material Personal Property Lease (and any amendments thereto). Except as set forth in Section 3.11(f) of the Disclosure Schedule, (i) each such lease is in full force and effect; (ii) all lease payments due to date on any such lease have been paid, and neither the Company, nor the applicable Subsidiary, nor, to the Knowledge of the Shareholders, any other party is in default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company, the applicable Subsidiary or any other party under such lease; and (iii) there are no material disputes or disagreements between the Company, the applicable Subsidiary and any other party with respect to any such lease.

     3.12 Computer Software .   All computer software used by the
Company or installed on any computers owned or used by the Company is either (i) owned by the Company or (ii) used pursuant to valid and effective licenses from the owners thereof. The Company is not in material breach or default under any of such licenses, and has not received any notice suggesting or alleging that any such material breach or default has occurred or that the Company is using or has used any computer software without an appropriate license therefor.

     3.13 Licenses, Permits, Authorizations and Consents .
Section 3.13 of the Disclosure Schedule sets forth all material approvals, authorizations, consents, licenses, orders and permits of all governmental and regulatory authorities, whether foreign, federal, state or local (collectively, "Licenses") held by or granted to the Company and each Subsidiary, identified by store location. Each of the Licenses is in full force and effect. The Company has complied with all of the terms, conditions and requirements imposed by each of the Licenses, except where the failure so to comply would not have a Material Adverse Effect. Neither the Company, the Subsidiaries, nor the Shareholders have received any notice of, and the Shareholders have no Knowledge of, any intention on the part of any appropriate authority to cancel, revoke or modify, or any inquiries, proceedings or investigations the purpose or possible outcome of which is the cancellation, revocation or modification of any such permit, license, exemption, consent, authorization or approval, except as set forth in Section 3.13 of the Disclosure Schedule. The Licenses set forth in Section 3.13 of the Disclosure Schedule include all Licenses which are required for the ownership of the Company's or the applicable Subsidiary's assets or the conduct of its business as it is presently conducted, except for Licenses the absence of which would not have a Material Adverse Effect. Licenses required under Environmental Laws are addressed exclusively in Section 3.28.

     3.14 Patents, Trademarks, Etc.   Section 3.14 of the
Disclosure Schedule sets forth a complete and correct list of all patents, patent applications, material unpatented inventions, trademarks and service marks, logos, trademark and service mark registrations (and applications therefor), trade or business names and copyrights owned by and registered in the name of the Company or any Subsidiary, or used by the Company or any Subsidiary in the conduct of their businesses (other than those licensed to the Company by Buyer or its affiliates) (collectively, the "Intangible Rights"). Except as set forth on
Section 3.14 of the Disclosure Schedule, the Company or the applicable Subsidiary has the right to use all of the Intangible Rights, including, but not limited to the names "Mega Marts" and "Mega Food Center," in its business as and where the same is currently conducted and the use of such Intangible Rights in the conduct of the Company's or the applicable Subsidiary's business as and where the same is currently conducted does not conflict with the rights of others in any manner. Except as set forth in
Section 3.14 of the Disclosure Schedule, there are no licenses, agreements or commitments outstanding or effective granting any other person any right to use, operate under, license or sublicense the Intangible Rights. Neither the Shareholders nor the Company have received any notice or claim that any of the Intangible Rights infringes upon or conflicts with the rights of any other person. Except as set forth in Section 3.14 of the Disclosure Schedule, to the Knowledge of the Shareholders, there is no infringement or violation by any other person of the Company's or any Subsidiary's rights in any of the Intangible Rights.

     3.15 Contracts.

          (a) Except as set forth in Section 3.15(a) of the Disclosure Schedule (or in Sections 3.11(b), 3.11(c), 3.11(f), 3.14, 3.16(a), or 3.20 of the Disclosure Schedule), and except for contracts, arrangements or understandings that would have been required to be identified on any of the foregoing sections of the Disclosure Schedule but for the fact that they were excepted from disclosure pursuant to the terms of the applicable Section of this Agreement, and except for agreements between the Company and Buyer or its affiliates, neither the Company nor any Subsidiary is a party to, or subject to:

               (i) any contract, arrangement or understanding, or series of related contracts, arrangements or understandings, other than Purchase Orders (as hereinafter defined), which involves annual expenditures or receipts by the Company or the applicable Subsidiary of more than $25,000;

               (ii) any Material Personal Property Lease;

               (iii)          any lease of real property;

               (iv) any license agreement other than software licenses described in clause (i) of the first sentence of Section
3.12 hereof;

               (v) any contract, arrangement or understanding not made in the ordinary course of business and consistent with past practice involving annual payments not exceeding $5,000 in each case;

               (vi)           any note, bond, indenture, credit
facility, mortgage, security agreement or other instrument or document relating to or evidencing indebtedness for money borrowed or a security interest or mortgage in the assets of the Company or any Subsidiary;

               (vii)          any warranty, indemnity or guaranty
issued by the Company;

               (viii)         any contract, arrangement or
understanding granting to any person the right to use any material item of property or property right of the Company or any Subsidiary;

               (ix) any contract, arrangement or understanding restricting the right of the Company or any Subsidiary to engage in any business activity or compete with any business; or

               (x) any outstanding offer or commitment to enter into any contract or arrangement of the nature described in subsections (i) through (ix) of this Section 3.15(a).

     For purposes of this Agreement "Purchase Orders" shall mean those purchase orders of the Company or Subsidiary and other contracts and commitments issued or entered into by the Company or Subsidiary to or with its suppliers and vendors for the purchase of goods, products and supplies in the ordinary course of business and on the Company's or Subsidiary's standard terms and conditions.

          (b) The Company previously has delivered to the Buyer complete and correct copies of each written contract (and any amendments thereto), listed on Section 3.15(a) or identified in Sections 3.11(b), 3.11(c), 3.11(f), 3.14 or 3.16 of the
Disclosure Schedule, and Section 3.15(a) of the Disclosure Schedule contains a complete and correct description of each oral contract to which the Company and each Subsidiary is a party or bound which is required to be disclosed on Section 3.15(a) of the Disclosure Schedule. Except as set forth in Section 3.15(c) of the Disclosure Schedule, (i) each such contract is in full force and effect; (ii) neither the Company nor (to the Knowledge of the Shareholders) any other party is in material default under any such contract, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company, the applicable Subsidiary or (to the Knowledge of the Shareholders) by any other party under such contract; and (iii) there are no material disputes or disagreements between the Company, the applicable Subsidiary and any other party with respect to any such contract.

     3.16 Employees.

          (a) The Company previously has delivered to the Buyer a schedule setting forth the names of all current salaried employees of the Company and each Subsidiary and their current salary rates. Except as set forth in Section 3.16(a) of the Disclosure Schedule, the Company or the applicable Subsidiary has accrued on its books and records all obligations for salaries, vacations, benefits and other compensation with respect to its employees and any of its Former Employees (as hereinafter defined), to the extent required by GAAP, including, but not limited to, severance, bonuses, incentive and deferred compensation. Except as disclosed in Section 3.16(a) of the Disclosure Schedule, the Company and the Subsidiaries do not currently offer, nor have they ever offered, retiree health or insurance benefits to employees or Former Employees (as hereinafter defined), and the Company and the Subsidiaries have no liabilities (contingent or otherwise) with respect thereto. Complete and correct copies of all material written agreements with or concerning any employee (or any Former Employee), including, without limitation, union and collective bargaining agreements, and all employment policies, employee handbooks, and the like, and all amendments and supplements thereto, have previously been delivered to the Buyer, and a list of all such agreements, handbooks and policies is set forth in Section 3.16(a) of the Disclosure Schedule. Except as set forth in
Section 3.16(a) of the Disclosure Schedule and except pursuant to the terms of any contract or agreement to which the Company or any Subsidiary is a party and which is listed in any Section of the Disclosure Schedule, since the latest Financial Statement, the Company and the Subsidiaries have not (i) except in the ordinary course of business and consistent with past practice, increased the salary or other compensation payable or to become payable to or for the benefit of any of the employees,
(ii) provided any of the employees with any increased security or tenure of employment, (iii) increased the amounts payable to any of the employees upon the termination of any such person's employment or (iv) amended any Benefit Plan (as hereafter defined) to provide improved benefits granted to or for the benefit of any of the employees under any Benefit Plan (as hereinafter defined).

          (b) Since January 1, 1995 and, to the Knowledge of the Principal Shareholders, prior to that date, the Company and each Subsidiary have complied at all times with all laws, statutes, rules and regulations applicable with respect to employees or employment practices in every one of the jurisdictions in which they operate and/or do business. In particular, the Company and each Subsidiary have complied with all laws and statutes, and all rules and regulations applicable to and/or aiming at discriminatory practices (including, without limitation, discrimination based on race, age or gender), labor standards and working conditions, occupational health and safety, payment of minimum wages and overtime rates, worker's compensation, the withholding and payment of Taxes or any other kind of governmental charge from any kind of compensation, or otherwise relating to the conduct of employers with respect to employees or potential employees, and there have been no claims made or, to the Knowledge of the Shareholders, threatened thereunder against the Company or any Subsidiary arising out of, relating to or alleging any violation of any of the foregoing, which claims, if resolved adversely to the Company or the applicable Subsidiary, would have a Material Adverse Effect. The Company and each Subsidiary have complied with the employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended ("INA"), in recruiting, hiring, reviewing and documenting prospective employees for employment eligibility verification purposes and the Company and each Subsidiary has complied with the paperwork provisions and anti-discrimination provisions of the INA, except, in either case, where the failure so to comply would not have a Material Adverse Effect. The Company and each Subsidiary have obtained and maintained the employee records and I-9 forms in proper order as required by law. Except as set forth in Section 3.16(b) of the Disclosure Schedule, and except for routine grievances none of which, if resolved adversely to the Company, would, individually or in the aggregate, have a Material Adverse Effect, there are no material controversies, strikes, work stoppages, picketing or disputes pending or, to the Knowledge of the Shareholders, threatened between the Company or any Subsidiary and any employees or Former Employees (as hereinafter defined); no organizational effort by any labor union or other collective bargaining unit is pending or, to the Knowledge of the Shareholders, threatened with respect to any employees; and no consent of or any other action by or negotiation with any labor union or other collective bargaining unit is required in connection with or to consummate the transactions contemplated by this Agreement, except as set forth in Section 3.16(b) of the Disclosure Schedule.

          3.17      Benefit Plans.

          (a) For purposes hereof, the term "Benefit Plan" shall mean each and every defined benefit and defined contribution plan, employee stock ownership plan, consulting or employment agreement, executive compensation plan, bonus plan, incentive compensation plan or arrangement, deferred compensation agreement or arrangement, agreement with respect to temporary employees, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, severance pay plan, arrangement or practice, employee relations policy, practice or arrangement, retiree medical or life insurance benefits, and each other employee benefit plan, program or arrangement, which at any time has been maintained or contributed to by the Company or any Subsidiary for the benefit of or relating to any of the employees or to any former employee of the Company or any Subsidiary ("Former Employee") or his/her dependents, survivors or beneficiaries, whether written or oral, but not including any multi-employer benefit plans within the meaning of Section 3(37) of ERISA (a "Multi-Employer Plan").
Section 3.17(a) of the Disclosure Schedule contains a complete and correct list of all current Benefit Plans.

          (b) Except as set forth on Schedule 3.17(b) of the Disclosure Schedule, each Benefit Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), meets the requirements of Section 401(a) of the Code; the trust, if any, forming part of such plan is exempt from U.S. federal income tax under Section 501(a) of the Code; a favorable determination letter has been issued by the Internal Revenue Service (the "IRS") with respect to each plan and trust and each material amendment thereto; and nothing has occurred since the date of such determination letter that would adversely affect the qualification of such plan. No Benefit Plan is a "voluntary employees beneficiary association" (within the meaning of Section 501(c)(9) of the Code) and there are no current "welfare benefit funds" relating to Employees or Former Employees within the meaning of Section 419 of the Code other than as set forth in
Section 3.17(b) of the Disclosure Schedule. No event or condition exists which respect to any Benefit Plan that could subject the Company or any Subsidiary to any material Tax under
Section 4980B of the Code (or under its predecessor statute, Section 162(k) of the Code). With respect to each Benefit Plan listed on Schedule 3.17(a), the Company has heretofore delivered to the Buyer complete and correct copies of the following documents, where applicable: (i) the most recent annual report (Form 5500 series), together with schedules, as required, filed with the IRS, and any financial statements and opinions required by Section 103(a)(3) of ERISA, (ii) the most recent determination letter issued by the IRS, (iii) the most recent summary plan description and all modifications, as well as all other descriptions distributed to employees or set forth in any manuals or other documents, (iv) the text of the Benefit Plan and of any trust, insurance or annuity contracts maintained in connection therewith, (v) the most recent independent appraisal in the case of an employee stock ownership plan, and (vi) the most recent actuarial report, if any, relating to the Benefit Plan.

          (c) Except as set forth on Schedule 3.17(c) of the Disclosure Schedule, neither the Company nor any corporation or other trade or business under common control with the Company or any Subsidiary (as determined pursuant to Section 414(b) or (c) of the Code) (a "Common Control Entity") has maintained or contributed to or in any way directly or indirectly has any liability (whether contingent or otherwise) with respect to any Multi-Employer Plan. The Company and the Subsidiaries have not completely or partially withdrawn from any Multi-Employer Plan and, except as set forth in Section 3.17(c) of the Disclosure Schedule, the Company and the Subsidiaries would have no withdrawal liability under Title IV of ERISA if they were to withdraw as of the date hereof from any multi-employer plan to which the Company or any Subsidiary has contributed. To the Knowledge of the Principal Shareholders, no proceedings by the Pension Benefit Guaranty Corporation (the "PBGC") to terminate any Benefit Plan have been instituted or threatened. To the Knowledge of the Principal Shareholders: no event has occurred or condition exists which constitutes grounds for the PBGC to terminate any Benefit Plan; neither the Company, the Subsidiaries nor any Common Control Entity is a party to or has any liability under any agreement imposing secondary liability on it as a seller of the assets of a business in accordance with Section 4204 of ERISA or under any other provision of Title IV of ERISA or other agreement; no contingent or other liability with respect to which the Company or any Subsidiary has, had or could have any liability exists under Title IV of ERISA to the PBGC or to any Benefit Plan. No assets of the Company or any Subsidiary are subject to a lien under Sections 4064 or 4068 of ERISA. Except as set forth in Section 3.17(c) of the Disclosure Schedule, the Company and the Subsidiaries do not currently maintain or contribute to any plan subject to Title IV of ERISA or Section 412 of the Code (other than Multi-Employer Plans), and, except as set forth in Section 3.17(c) of the Disclosure Schedule, each such plan previously maintained or contributed to by the Company and the Subsidiaries has been terminated in accordance with the provisions of the Code and ERISA and the Company and the Subsidiaries do not have any actual or contingent liability associated with any such terminated plan, including, but not limited to, any future obligations or liability associated with
(i) the solvency or ability to provide benefits of any insurance company providing annuity payments under such terminated plan,
(ii) claims by participants resulting from any alleged breach of fiduciary duty in connection with the termination of any such terminated plan, or (iii) the disqualification of any such terminated plan. All contributions and payments required to be made to or with respect to each Benefit Plan (including contributions to union-sponsored pension or health and welfare plans) with respect to the service of employees or other individuals with or related to the Company or the Subsidiaries prior to the date hereof have been made or have been accrued for in the Financial Statements, or, for periods after the most recent of the Financial Statements and through the Closing Date, will be accrued in the books and records of the Company or the applicable Subsidiary, and will be accrued and reflected as liabilities on the Closing Balance Sheet and, except to the extent so accrued, the Company and the Subsidiaries shall have no liability to or with respect to any Benefit Plan relating to such prior period.

     Except as set forth in Section 3.17(c) of the Disclosure Schedule, the Company and the Subsidiaries do not provide, nor do they have any obligation to provide, post-retirement medical, life insurance or other benefits to employees or Former Employees or their survivors, dependents and beneficiaries, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1986 or similar state medical temporary benefits continuation law. Except as set forth in Section 3.17(c) of the Disclosure Schedule, the Company and the Subsidiaries will not incur any liability under any severance agreement, deferred compensation agreement, employment agreement or other compensation agreement as a result of the consummation of the transactions contemplated by this Agreement, nor will the terms or the Company's or any Subsidiary's liability or obligations under any such agreement be altered or increased as a result of such transactions.

          (d) Except as set forth in Section 3.17(d) of the Disclosure Schedule: none of the Benefit Plans has been subject to a "reportable event," within the meaning of Section 4043 of ERISA (whether or not waived); there have been no "prohibited transactions", within the meaning of Section 4975 of the Code or
Part 4 of Subtitle B of Title I of ERISA; there have been no breaches of fiduciary responsibility within the meaning of Part 4 of Subtitle B of Title I of ERISA; and none of the Benefit Plans which are subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code and no event or set of conditions exist which could subject the Company to any material Tax under Section 4971 of the Code or a lien under Section 412(n) of the Code.

          (e) Each Benefit Plan has been administered to date in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. All reports and information required to be filed with the Department of Labor, the IRS, the PBGC or plan participants or beneficiaries with respect to any Benefit Plan have been timely filed; there is no dispute, arbitration, claim, suit or grievance pending or to the Knowledge of the Shareholders, threatened, involving a Benefit Plan (other than routine claims for benefits). To the Knowledge of the Principal Shareholders, none of the Benefit Plans nor any fiduciary thereof has been the direct or indirect subject of an order or investigation or examination by a governmental or quasi-governmental agency and there are no matters pending before the IRS, the Department of Labor, the PBGC or any other domestic or foreign governmental agency with respect to a Benefit Plan.
There have been no claims, or notice of claims, filed under any fiduciary liability insurance policy covering any Benefit Plan. The Company will incur no liability or obligation to make any "parachute payment" (as that term is defined in Section 280G(b)(2) of the Code) to any of the employees prior to the Closing or in connection with the transactions contemplated hereby. No event or set of conditions exist which would subject the Company or any Subsidiary to any material Tax under Sections 4972, 4974-76, 4979, 4980, 4999 or 5000 of the Code.

     3.18 Compliance with Applicable Law.   Except as set forth
in Section 3.18 of the Disclosure Schedule, the Company and the Subsidiaries have complied with all applicable foreign or domestic laws and statutes and all ordinances, codes, rules, regulations, judgments, orders, injunctions, writs or decrees of any Federal, state, local or foreign court or any governmental body or agency thereof to which the Company or any Subsidiary may be subject or which are applicable to the operations, businesses or assets of the Company or any Subsidiary as such businesses are currently conducted (except Environmental Laws, which are
addressed exclusively in Section 3.28).   Neither the Company,
the Subsidiaries, nor the Shareholders have received any written notice alleging any such violation, nor do the Shareholders have any Knowledge of any inquiry, investigation or proceeding relating thereto.

     3.19 Ability to Conduct the Business.   Except as may be
disclosed in Section 3.11(b), 3.11(c), 3.15(a)(ix) or 3.15(a)(x)
of the Disclosure Schedule, there is no agreement, arrangement or understanding, nor any judgment, order, writ, injunction or decree of any court or any governmental body or agency thereof that could prevent the use by the Company or any Subsidiary of any of their material properties and assets or the conduct by the Company or any Subsidiary of their businesses in any material respect.

     3.20 Material Suppliers.   Section 3.20 of the Disclosure
Schedule sets forth a complete and correct list of all written supply contracts, arrangements and understandings (other than Purchase Orders (as defined in Section 3.15(a)) and agreements between the Company and Buyer or Buyer's affiliates) currently in existence between the Company or any Subsidiary and any supplier of merchandise to the Company or the applicable Subsidiary wherein the aggregate volume of purchases from such supplier by the Company and the Subsidiaries in any year exceeds or can be expected to exceed $1,000,000.

     3.21 Inventories.   Except for inventory which has been
written down on the books of the Company or a Subsidiary to its net realizable value, or is eligible to be returned to the vendors thereof, the merchandise inventory of the Company (the "Inventory") is of merchantable and salable quality and is not damaged or beyond its applicable date code. The quantities of Inventory on hand are such that they can reasonably be expected (on the basis of the Company's past experience) either (i) to be sold within the time period remaining prior to the expiration of their applicable date codes, or (ii) to be able to be returned to the vendors thereof. The Company's inventory is valued on the basis of the lower of cost (determined on a LIFO basis) to the Company or the applicable Subsidiary or fair market value, in the manner described in the Financials Statements, and is accurately and fairly reflected in the Financial Statements and in the books and records of the Company.

     3.22 Accounts Receivable.   Except as disclosed in Section
3.22 of the Disclosure Schedule, all accounts receivable of the Company and each Subsidiary, including, but not limited to all coupon receivables (i) arose from bona fide sales of goods or services or payments related to the same (such as advertising coop or coupon redemption payments) in the ordinary course of business and consistent with past practice, (ii) are owned by the Company or the applicable Subsidiary free and clear of any Encumbrances, and (iii) are accurately and fairly reflected on the Financial Statements or, with respect to accounts receivable of the Company or the applicable Subsidiary created after the date thereof and through the Closing Date, are and will be accurately and fairly reflected in the books and records of the Company or the applicable Subsidiary. To the Knowledge of the Principal Shareholders, the Company's accounts receivable can reasonably be expected to be collected, in the ordinary course of business and without offset or counterclaim, in the net aggregate amount at which they will be reflected on the Closing Balance Sheet.

     3.23 Insurance.   Section 3.23 of the Disclosure Schedule is
a complete and correct list of all insurance (including, without limitation, worker's compensation insurance) policies carried by, or covering, the Company and each Subsidiary with respect to their businesses or employees. Complete and correct copies of each such policy have previously been delivered to the Buyer.
All such policies are in full force and effect, and no written notice of cancellation has been given with respect to any such policy. All premiums due thereon have been paid in a timely manner.

     3.24 Bank Accounts; Powers of Attorney.   Section 3.24 of
the Disclosure Schedule sets forth a complete and correct list
showing:   all banks in which the Company and each Subsidiary
maintains a bank account or safe deposit box (collectively, "Bank Accounts"), together with, as to each such Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto; and the names of all persons holding powers of attorney from the Company and each Subsidiary and a summary statement of the terms thereof.

     3.25 Minute Books, etc.   Except as set forth in Section
3.25 of the Disclosure Schedule, the minute books, stock certificate books and stock ledgers of the Company and each Subsidiary are complete and correct in all material respects and fairly reflect all transactions in shares of the Company's or the applicable Subsidiary's capital stock. The minute books of the Company and each Subsidiary contain accurate and complete records of all meetings or written consents to action of the Board of Directors and shareholders of the Company or the applicable Subsidiary and accurately reflect all material corporate actions of the Company and the applicable Subsidiary which are required by law to be passed upon by the Board of Directors (and all committees thereof) or shareholders of the Company or the applicable Subsidiary.

     3.26 Books and Records.   Except as set forth in
Section 3.26 of the Disclosure Schedule, all of the records, data, information, databases, systems and controls maintained, operated or used by the Company or the Subsidiaries in connection with the conduct or administration of their businesses (including all means of access thereto and therefrom) are located on the premises of the Company or have been delivered to the Buyer and are under the exclusive ownership and direct control of the Company or the applicable Subsidiary.

     3.27 Transactions with Related Parties.   Section 3.27 of
the Disclosure Schedule contains an accurate and complete list and description of all material agreements, arrangements and understandings relating to the provision of services, use or transfer of property or assets, or outstanding indebtedness, which are currently in effect or which occurred at any time after January 2, 1999 between the Company or any Subsidiary and any of the following (each, a "Related Party"): (i) each person who is now or at the time in question was a shareholder, director or officer of the Company or any Subsidiary; (ii) the spouses, children, grandchildren, siblings, parents, grandparents, uncles, aunts, nieces, nephews or first cousins of any person described in (i) (collectively, "near relatives"); (iii) any trust for the benefit of any person described in (i) or any of their respective near relatives; and (iv) any corporation, partnership, joint venture or other entity owned or controlled by any person described in (i) or any of their respective near relatives. Except as set forth in Section 3.27 of the Disclosure Schedule, there is now and on the Closing Date there will be no outstanding indebtedness, liability or obligation owed by the Company to the Shareholders, of any nature, with the exception of accrued wages, salaries and related employee benefits due in the ordinary course of business to those Shareholders who are also employees, for services performed prior to the Closing Date.

     3.28 Environmental Matters.

          (a)  No Hazardous Substances.  Except as set forth in
Section 3.28(a) of the Disclosure Schedule, and except for Hazardous Substances (as hereinafter defined in Section 3.28(c)) generated, stored, treated, manufactured, refined, handled, produced, disposed of or used by the Company or the Subsidiaries in the ordinary course of their businesses, in compliance with the requirements of currently applicable laws, rules and regulations or otherwise in a manner which would not give rise to any liabilities or obligations under such laws, rules and regulations (i) neither the Company nor any Subsidiary has caused there to be, nor to the Knowledge of the Principal Shareholders are there, any Hazardous Substances in, on or under any of the Real Property (as hereinafter defined in Section 3.28(d)); (ii) none of such Real Property has been designated, restricted or investigated by any governmental authority as a result of the actual or suspected presence, spillage, leakage, discharge or other emission of Hazardous Substances; (iii) no Hazardous Substances have been generated, used, stored, treated, manufactured, refined, handled, produced or disposed of in, on or under, and no Hazardous Substances have been transported, released or disposed of at, from or to, any of such Real Property by the Company or any Subsidiary or by any persons or agents operating under the control, direction and supervision of the Company or any Subsidiary, including, without limitation, all employees, agents and contractors of the Company or any Subsidiary; and (iv) the Company and the Subsidiaries have not received any written or oral governmental notice, order, inquiry, investigation, environmental audit or assessment or any lien, encumbrance, decree, easement, covenant, restriction, servitude or proceeding concerning, or arising by reason of, the actual or suspected presence, spillage, leakage, discharge, disposal or other emission of any Hazardous Substance in, on, under, around, about or in the vicinity of, or the transportation of any Hazardous Substance at, from or to, any of such Real Property.
Section 3.28(a) of the Disclosure Schedule contains a list of all above ground or underground tanks used for the storage of Hazardous Substances on or below the surface of any Real Property;

          (b) Compliance with Environmental Laws. Except as disclosed in Section 3.28(b) of the Disclosure Schedule, and except for conditions that are not attributable to any act or omission of the Company or any Subsidiary and of which the Principal Shareholders do not have Knowledge: (i) neither the Company, the Subsidiaries nor any Real Property (including storage tanks or other impoundment vessels, whether above or below ground) are in material violation of, or subject to any material liabilities as a result of any past or current violations of, any existing federal, state or local law (including common law), statute, ordinance, rule or regulation of any federal, state or local governmental authority relating to pollution or protection of the environment, including, without limitation, statutes, laws, ordinances, rules and regulations relating to the emission, generation, discharge, spillage, leakage, storage, off-site dumping, release or threatened release of Hazardous Substances into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, "Environmental Laws"); and (ii) no material expenditures are required in connection with the operation of the Company's or the Subsidiaries' businesses as presently conducted in order to comply with any Environmental Laws. Except as disclosed in
Section 3.28(b) of the Disclosure Schedule, the Company, the Subsidiaries and the Real Property have in all material respects passed all inspections conducted by applicable governmental authorities and regulatory bodies in connection with the matters
described in the preceding sentence.   The Company has all
approvals, authorizations, consents, licenses, orders and permits of all governmental and regulatory authorities required under any Environmental Laws (collectively, "Environmental Permits"), except for Environmental Permits the lack of which could not give rise to any material obligation or liability on the part of the Company or otherwise have any Material Adverse Effect, nor impair the ability of the Company to conduct any material aspect of the Company's business at any one or more of its locations. Each of the Environmental Permits is in full force and effect. The Company has complied with all of the terms, conditions and requirements imposed by each of the Environmental Permits, except where the failure so to comply would not have a Material Adverse Effect. Neither the Company, the Subsidiaries, nor the Shareholders have received any notice of, and the Shareholders have no Knowledge of, any intention on the part of any appropriate authority to cancel, revoke or modify, or any inquiries, proceedings or investigations the purpose or possible outcome of which is the cancellation, revocation or modification of any such Environmental Permit. All cleanup, removal and other remediation activities carried out by the Company or the Subsidiaries or by agents of the Company or the Subsidiaries at the Real Property have been conducted in material compliance with all applicable Environmental Laws, and there is no basis for liability on the part of the Company or any Subsidiary as a result of such activities.

          (c) Definition of "Hazardous Substances". For purposes of this Agreement, the term "Hazardous Substance" shall mean any product, substance, chemical, contaminant, pollutant, effluent, waste or other material which, or the presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, emission, discharge, spill, release or effect of which, either by itself or in combination with other materials located on any of the Real Property, is defined or listed in, regulated or monitored by, or otherwise classified pursuant to, any statute, law, ordinance, rule or regulation applicable to the Real Property as "hazardous substances," "hazardous materials," "hazardous wastes," "infectious wastes" or "toxic substances." Hazardous Substances shall include, but not be limited to, (i)(A) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, (B) any "regulated substance" as defined in the Solid Waste Disposal Act or (C) any substance subject to regulation pursuant to the Toxic Substances Control Act, as such laws are now in effect or may be amended through the Closing Date and any rule, regulation or administrative or judicial policy statement, guideline, order or decision under such laws,
(ii) petroleum and refined petroleum products, (iii) asbestos and asbestos-containing products, (iv) flammable explosives, (v) radioactive materials, and (vi) radon.

          (d) Definition of "Real Property". For purposes of this Section 3.28, the term "Real Property" shall be deemed to include all Real Property (as defined in Section 3.11(d)) at which the operations of the Company or any Subsidiary are currently conducted, together with all other locations (whether leased or owned by the Company or the applicable Subsidiary) at which the operations of the Company or any Subsidiary have previously been conducted (to the extent that any prior activities of the Company, the Subsidiary or their predecessors in interest give rise to any liabilities, claims or obligations (including, without limitation, any obligations to investigate, cleanup or remediate) with respect to the matters described in this Section 3.28).

          (e) Exclusive Representation. This Section 3.28 contains the sole representations and warranties of the Principal
Shareholders with respect to any matters that relate to or are governed by Environmental Laws.

     3.29 Disclosure.   No representation or warranty made by the
Shareholders in this Article III (including, without limitation, any section of the Disclosure Schedule relating thereto), and no section of the Disclosure Schedule, certificate or other written document or instrument delivered or to be delivered by the Company or the Shareholders, as applicable, pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain, any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein not misleading. The disclosure of any matter in any schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent.

     3.30 Reliance.   The representations and warranties of the
Shareholders made in Article III of this Agreement are made by such Shareholders with the knowledge and expectation that the Buyer is placing reliance thereon in entering into, and performing its obligations under, this Agreement, and the same shall not be affected or deemed waived in any respect whatsoever by reason of any investigation heretofore or hereafter conducted or knowledge gained by or on behalf of the Buyer (including, without limitation, by any of its advisors, consultants or representatives and any information contained in any Phase I or Phase II or other environmental audit or investigation procured by or on behalf of the Buyer or otherwise) prior to the Closing, whether in contemplation of this Agreement or otherwise, or by reason of the fact that the Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate, or that any covenant or undertaking has been or might have been breached, at or prior to the Closing, and no claims by the Buyer with respect thereto shall be waived or otherwise affected as a result of such knowledge on the part of the Buyer (or any of its advisors, consultants or representatives) and none of the Shareholders shall raise any such matter as a defense to any claim by the Buyer for indemnification hereunder.

     3.31.     Disclosure Schedule.   Any information which is
disclosed in the Disclosure Schedule or any other Schedule or Exhibit hereto shall be deemed to be disclosed for all Sections of this Agreement to which such disclosure is relevant. All capitalized terms used in the Disclosure Schedule and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement. The Disclosure Schedule shall not vary, change or alter the literal meaning of the representations and warranties of the Shareholders contained in this Agreement, other than creating specific, limited exceptions thereto which are directly responsive to the language of the applicable warranties and representations contained in this Agreement. The Shareholders shall be entitled to amend the Disclosure Schedule prior to Closing; provided, however, (i) that such amendments, if any, shall occur no late than the earlier of Closing or two days after the matter causing the amendment comes to the Knowledge of the Shareholders, and (ii) that such amendments may be made only to the extent that the Buyer approves of the same (such approval not to be withheld in bad faith).


ARTICLE IV Representations and Warranties of the Buyer

     The Buyer makes the representations and warranties set forth in this Article IV, each of which is true and correct as of the date hereof and will be true as of the Closing Date:

     4.1 Corporate Organization . The Buyer is a corporation duly organized and validly existing under the laws of the State of Wisconsin. The Buyer is current in all filings necessary to maintain its corporate existence under Wisconsin law and no proceedings have been filed or are pending for its dissolution or winding up. The Buyer has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted or presently proposed to be conducted.

     4.2 Authorization . The Buyer has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of the Buyer, and no other corporate action on the part of the Buyer is necessary to approve and authorize the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby. The execution, issuance and delivery of the Notes have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement and the Notes have been duly executed and delivered by the Buyer and constitute the valid and binding agreement of the Buyer enforceable in accordance with their respective terms, except that the enforceability of this Agreement is subject to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights and limitations on the availability of the remedy of specific performance and other equitable remedies.

     4.3 Consents and Approvals; No Violations . Except as set forth in Section 4.3 of the Disclosure Schedule, the execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the charter documents of the Buyer, (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification, acceleration or foreclosure under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Buyer is a party, or by which the Buyer or any of its properties or assets may be bound, or result in the creation of any Encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of the Buyer pursuant to the terms of any such instrument or obligation, (iii) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any court or governmental or regulatory body, administration, agency or authority applicable to the Buyer or by which any of its properties or assets may be bound or (iv) require any filing by the Buyer with, or any permit, license, exemption, consent, authorization or approval of, or the giving of any notice by the Buyer to, any governmental or regulatory body, agency or authority, other than the HSR Filings.

     4.4 Investment Purpose. The Buyer is acquiring the Subject Shares for investment for its own account and not with a view to the sale or distribution of any part thereof and the Buyer has no present intention of selling, granting participations in, or otherwise distributing the Subject Shares (not including collateral assignments, transfers to Affiliates of the Buyer or pledges of the Subject Shares for financing purposes).

     4.5 No Brokers or Finders. Neither the Buyer nor any of its officers, directors or employees, on behalf of the Buyer, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     4.6 Financial Statements. Buyer has provided to the Shareholders true and complete copies of the financial statements of the Buyer consisting of (i) balance sheets of the Buyer as of January 2, 1999 and January 3, 1998 and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Deloitte & Touche LLP, independent auditors for the Buyer for such years and (ii) an unaudited balance sheet of the Buyer as of January 1, 2000 (the "Recent Balance Sheet"), and the related unaudited statements of income for the year then ended (including the notes and schedules contained therein or annexed thereto). All of the financial statements referred to in (i) and (ii) above (including all notes and schedules contained therein or annexed thereto) have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of the Buyer and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and cash flows of the Buyer as of the dates and for the years indicated.

     4.7 Claims, Legal Actions. There is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment in progress or pending, or to the knowledge of the Buyer, threatened against or relating to the Buyer that would have a Material Adverse Effect on the Buyer, or on the transactions contemplated by this Agreement, nor does the Buyer know of any basis for the same. There are no applications, complaints or proceedings pending or, to the knowledge of the Buyer, threatened before any federal, state or local agency involving environmental issues relating to the Buyer under any federal, state or local environmental law or regulation which, if concluded adversely to Buyer, would have a Material Adverse Effect on the Buyer. No order, writ, injunction or decree is in effect or, to the knowledge of the Buyer, is threatened with respect to the Buyer which would have a Material Adverse Effect on the Buyer. To the knowledge of the Buyer, there is no basis for any legal proceeding against the Buyer that, if adversely determined, would have a Material Adverse Effect on the Buyer or the Shareholders' interest in the Notes.

     4.8 Disclosure. To the knowledge of the Buyer, no representation or warranty by the Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of the Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.


ARTICLE V Conduct of Business Pending Closing

     5.1  Conduct of the Business of the Company .  The
Shareholders covenant and agree with the Buyer that, between the date hereof and the Closing Date (except as otherwise agreed in writing by the Buyer):

          (a)       the business of the Company and each
Subsidiary will be conducted diligently and only in the ordinary course consistent with past practice;

          (b) no change will be made in the Articles of Incorporation, By-Laws or other charter documents of the Company or any Subsidiary;

          (c) subject to the limitations elsewhere in this Agreement, the Shareholders and the Company shall use their reasonable best efforts to preserve the assets, business and goodwill of the Company and each Subsidiary, to keep available the services of the present employees of the Company and each Subsidiary and to preserve the goodwill of the Company's and each Subsidiary's customers, suppliers and others having business relationships with the Company and the Subsidiaries, provided that the Company and the Subsidiaries shall not be authorized (without the prior written consent of the Buyer) to make any commitment on behalf of the Buyer;

          (d) the Company and the Subsidiaries shall not announce or institute any increase in the salary, commission or other compensation (including bonuses) rates payable or to become payable by the Company or any Subsidiary to any employee or agent of the Company or any Subsidiary, or approve, adopt, amend or modify any Benefit Plan or similar plan, agreement or arrangement, except pursuant to the terms of any contract or agreement to which the Company or the Subsidiaries are a party and which is listed in any section of the Disclosure Schedule, or pursuant to existing policies and practices of the Company and the Subsidiaries as described in Section 6.1(d) of the Disclosure Schedule;

          (e) the Company and the Subsidiaries shall not enter into any contract or commitment, or series of related contracts or commitments (except for Purchase Orders), unless such contract or commitment, or series of related contracts or commitments, (i) arises in the ordinary course of business, and (ii) involves expenditures or revenues of less than $25,000 in the aggregate;

          (f) the Shareholders shall promptly advise the Buyer in writing of the commencement or threat of any suit, proceeding or investigation against, relating to or involving the Company or any Subsidiary which, had it existed on the date of this Agreement, would have been required to be disclosed on Section
3.9 of the Disclosure Schedule;

          (g) the Shareholders shall promptly advise the Buyer in writing of (i) any material adverse change in the assets, liabilities, financial condition, business, operations or prospects of the Company or any Subsidiary and (ii) any event, condition or state of facts which will or may reasonably be expected to result in the failure to satisfy any of the conditions in Article VIII hereof;

          (h) the Company shall not create or permit to become effective any Encumbrance on the assets, tangible or intangible, of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice;

          (i) the Company and the Subsidiaries shall maintain their current liability, casualty, property and other insurance coverages in full force and effect without reduction in coverage;

          (j) the Company and the Subsidiaries shall not issue any additional shares of capital stock or any options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of capital stock of the Company or any Subsidiary;

          (k) the Company and the Subsidiaries shall not declare or pay any dividends on or make any other distributions (however characterized) in respect of shares of their capital stock;

          (l) the Company and the Subsidiaries shall not repurchase or redeem any shares of their capital stock;

          (m) the Company and the Subsidiaries shall not organize any new subsidiary, acquire any capital stock or other equity security of any corporation or acquire any equity or other ownership interest in any business;

          (n) the Company and the Subsidiaries shall not make any change in the accounting principles or practices reflected in the Financial Statements or in their methods of applying such principles or practices; and

          (o) the Company and the Subsidiaries shall not incur any indebtedness, liability or obligation (whether absolute, contingent or otherwise), except in the ordinary course of business and consistent with past practice and not in any event consisting of indebtedness for borrowed money (other than advances under existing credit facilities in the ordinary course of business and consistent with past practice), or guarantee, or act as surety, indemnitor, co-signer or accommodation party for, any indebtedness, liability or obligation of any third party, except for liability due to endorsement of checks in the normal course of collection;

          (p) the Company and the Subsidiaries shall not make any capital expenditure or commitment in excess of $25,000.00, with the exception of the planned capital expenditures identified on Section 5.1 of the Disclosure Schedule;

          (q) the Company and the Subsidiaries shall not cancel any debts or waive any claims or rights of value other than write-offs of accounts receivable (including non-sufficient fund checks) in the ordinary course of business;

          (r) the Company and the Subsidiaries shall not sell, transfer or otherwise dispose of any of their material properties or assets (real, personal or mixed, tangible or intangible) except in the ordinary course of business and consistent with past practices, and in any event shall not dispose of or transfer any shares of the stock of the Buyer;

          (s) the Company and the Subsidiaries shall not dispose of or permit to lapse any right to the use of any patent, trademark or copyright (or application therefor), trade name, service mark or brand name or permit to lapse any material license, service mark or brand name permit or form of authorization, or dispose of or disclose to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

          (t) the Company and the Subsidiaries shall not pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any Related Party, except for directors' fees and compensation and expense advances and reimbursements to officers and employees, in each case in the ordinary course of business and consistent with past practices;

          (u) except for the Revised Leases, the Company and the Subsidiaries shall not enter into any lease (as lessor or lessee) of real property or enter into any contract, arrangement, license or lease of personal property;

          (v) the Company and the Subsidiaries shall not change any of their current banking relationships;

          (w) the Company and the Subsidiaries shall not terminate, amend or fail to perform any obligation under any material contract, lease, commitment or license;

          (x) the Company and the Subsidiaries shall comply in all material respects with all laws applicable to them and their properties, operations, business and employees and shall file all required tax returns and other reports required by any governmental agency or authority that are required to be filed on or prior to the Closing Date;

          (y) the Company and the Subsidiaries shall not enter into any agreement or commitment to take any action prohibited under this Section 5.1.

     5.2 Access to Personnel, Properties, Books and Records . From the date hereof until the Closing Date, the Shareholders will, and will cause the Company to, cooperate fully with the Buyer in the Buyer's investigation of the business, assets and liabilities of the Company and each Subsidiary. Without limiting the generality of the foregoing, the Shareholders will allow the employees, attorneys, accountants, and other representatives of the Buyer to meet with the management of the Company and each Subsidiary and their representatives, to have full and complete access to the books, records, properties, financial statements and other documents and materials relating to the Company's and the Subsidiaries' operations (including the right to make extracts therefrom or copies thereof); provided that Buyer will endeavor to conduct its examination at a location away from the Company's premises to the extent it is practical to do so, and, with respect to its investigation of said premises, such investigation will occur at such times and in such a manner as the Shareholders reasonably determine to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and avoid unreasonable disruption of the Company's business operations. The information furnished by the Company or the Shareholders or their representatives to the Buyer or its representatives pursuant to this Section 5.2 shall be subject to the provisions of the Confidentiality Agreement among the parties hereto dated October 1, 1999.

     5.3 Best Efforts . Subject to the terms and conditions herein provided, each of the parties hereto agrees that it shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to fulfill the conditions to the parties' obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement.


ARTICLE VI Additional Covenants

     6.1 Further Assurances . The Shareholders shall, at any time and from time to time from and after the Closing Date, upon the request and at the expense of the Buyer but without further consideration, perform, execute, acknowledge, deliver and file, or cause to be performed, executed, acknowledged, delivered and filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as the Buyer may reasonably request in order to ensure that the Buyer is vested with complete beneficial ownership and control of the Subject Shares.

     6.2  Transfer Taxes.   The Shareholders shall be responsible
for, and shall pay or reimburse promptly when and if due, all applicable sales, transfer, excise, use, documentary stamps or any other similar taxes which may be imposed in any jurisdiction, or by any authority, in connection with or arising from the sale of the Subject Shares to the Buyer. The Shareholders shall prepare and file all appropriate sales, transfer, excise, use, documentary stamps and other tax returns and other documents and shall make timely payment of any sales, transfer, excise, use and other taxes due in any jurisdiction in connection with the transactions contemplated hereunder.

     6.3  Tax Matters.

          (a) The Buyer will cause the Company and the Subsidiaries to prepare and file appropriate Tax returns for all periods ending prior to or on the Closing Date, to the extent such returns have not been filed prior to the Closing Date. The Shareholders agree to cooperate fully, as and to the extent reasonably requested by the Buyer or its representatives, in connection with the preparation and review of such Tax returns.

          (b) Before filing any such returns with the IRS or any other relevant Tax authority, the Buyer shall deliver a copy of such returns to the Shareholders' Agents for the Shareholders' review and approval, which shall not be unreasonably withheld or delayed, provided that Buyer shall make such revisions to such tax returns as are reasonably requested by the Shareholders' Agent and consistent with applicable tax laws and regulations and interpretations thereof.

          (c) Any Tax refunds in excess of $10,000 in any case that are received by the Buyer or the Company or any Subsidiary, and any amounts credited against Tax to which the Buyer or the Company or any Subsidiary becomes entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date, other than amounts reflected on the Closing Balance Sheet (whether as assets, as reductions of liabilities, as components of the Company's deferred tax accounts, or otherwise), shall be for the account of the Shareholders, and the Buyer shall pay over to the Shareholders any such refund or the amount of any such credit within thirty (30) days after its receipt of the same.

          (d) The Buyer, the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes, subject to Section 10.4 below. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Company agree to retain all books and records with respect to Tax matters pertinent to the Company or any Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

     6.4  Employee Benefit Plans.

          (a)   401(k) Plans.

               (i) Immediately after the Closing Date, the Buyer shall cause the Company to adopt the Mega Marts, Inc. Profit Sharing 401(k) Plan (the "New Company Plan"). The New Company Plan shall either be an amendment and restatement of the existing Mega Marts, Inc. Hourly Employees Profit Sharing and 401(k) Retirement Savings Plan (the "Hourly Plan") or it shall be an entirely new plan into which the Hourly Plan is subsequently merged. The New Company Plan shall provide the employees of the Company after the Closing Date eligibility, vesting and benefits on terms that are substantially identical, as applied to the applicable employees, as the Hourly Plan or the NDC, Inc. Profit Sharing and 401(k) Retirement Savings Plan (the "NDC Plan").

               (ii) Employees of the Company or NDC who become employees of the Buyer on the Closing Date shall be covered under the terms of the Buyer's tax qualified retirement plan or plans ("Buyer's Retirement Plans") with respect to accruals for compensation earned after the Closing Date.

               (iii) For purposes of eligibility and vesting under the New Company Plan and the Buyers' Retirement Plans, years of service as of the Closing Date under the NDC Plan and Hourly Plan shall be credited for any employee of NDC or the Company immediately prior to the Closing Date.

               (iv) As soon as practicable after the Closing Date, Shareholders shall cause NDC to cause a plan-to-plan transfer from the NDC Plan to the New Company Plan of the assets and liabilities attributable to the Transferred Employees. For purposes of this Section 6.4, "Transferred Employees" shall mean those employees of the Company or of NDC who either continue as employees of the Company on the Closing Date or become employees of the Company or the Buyer on the Closing Date.

               (v) Buyer shall cause the New Company Plan to provide a minimum discretionary allocation for the Transferred Employees who are employed by the Company or the Buyer on December 31, 2000 and who earn at least 1,000 hours of service during such calendar year, including hours with the Company, the Buyer, and NDC. The minimum allocation for an eligible employee shall be a designated percentage of the compensation earned from the Company or NDC from January 1, 2000 through the Closing Date. The designated percentage for union employees shall be 4% and for nonunion employees 4.5%. Such aggregate amount related to Company employees shall be accrued as a liability of the Company as of the Closing Date for purposes of the Closing Balance Sheet and the determination of the Closing Date Net Book Value.

               (vi) As soon as practicable, but in no event later than six (6) months, after the Closing Date, Buyer shall cause the Company to submit to the IRS an application for a determination letter that the New Company Plan satisfies the tax-qualification requirements under Section 401(a) of the Code and that the trust that forms a part of the New Company Plan is exempt from taxation under Section 501(a) of the Code.

               (vii) The Shareholders, the Company and the Buyer agree to cooperate (and the Shareholders agree to cause NDC to cooperate) in the transfer of NDC Plan assets for the accounts of the Transferred Employees to the New Company Plan, so that such transfer shall comply with Sections 401(a)(12) and 414(1) of the Code and that thereafter each Transferred Employee will have an account balance in the New Company Plan equal to his or her account balance in the NDC Plan immediately before the transfer of assets.

          (b) Health Insurance Plans. Prior to the Closing Date the Company will enter into a group health insurance contract with the insurer that currently provides group health insurance to the employees of the Company and NDC (the "Current Coverage"), providing coverage to the Transferred Employees, effective as of the Closing Date, that is substantially identical to the Current Coverage, with no interruption in coverage and no exclusion for prior existing conditions. The form and terms of such insurance contract will be subject to Buyer's approval. Effective as of the Closing Date, the Transferred Employees will cease to be covered under the Current Coverage.


     ARTICLE VIII Conditions to the Obligations of the Buyer

     The obligations of the Buyer to consummate the transactions contemplated hereunder shall be subject to the satisfaction of each of the following conditions at or prior to the Closing, unless waived by the Buyer in writing:

     7.1 Representations and Warranties True . All of the representations and warranties of the Shareholders contained in this Agreement (including, without limitation, the Disclosure Schedule hereto) shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on such date, and the Company and the Shareholders shall have delivered separate certificates to that effect at the Closing.

     7.2 Performance . The Shareholders shall have performed and complied in all material respects with, and shall have caused the Company to comply in all material respects with, all covenants and obligations under this Agreement which are required to be performed or complied with by such parties on or prior to the Closing Date.

     7.3  Approvals, Permits, Etc.   All consents,
authorizations, approvals, exemptions, licenses or permits of, or registrations, qualifications, declarations or filings with, any governmental body or agency thereof that are required in connection with the sale and transfer of the Subject Shares to the Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereby and are identified on Section
7.3 of the Disclosure Schedule, or for the operation of the business of the Company following its acquisition by Buyer hereunder, shall have been duly obtained or made in form and substance reasonably satisfactory to the Buyer and its counsel and shall be effective at and as of the Closing Date, including without limitation, the filing of notices with the appropriate authorities under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Filings") and the expiration of the waiting periods thereunder.
     7.4 Delivery of Closing Documents . The Shareholders shall have delivered to the Buyer the documents referred to in Section 2.5(a) hereof, in form and substance reasonably satisfactory to the Buyer and its counsel.

     7.5 Absence of Certain Events . No statute, rule or regulation shall have been enacted or promulgated which would make any of the transactions contemplated by this Agreement illegal or would otherwise prevent the consummation thereof. No order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental body or agency thereof which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental body or agency thereof shall have been instituted by any person (or instituted or threatened by any governmental body or agency thereof), and no investigation by any governmental body or agency thereof shall have been commenced, with respect to the transactions contemplated hereby which in the written opinion of Buyer's counsel would make it imprudent to proceed with the transactions contemplated hereby.

     7.6  No Material Adverse Change.   There shall have been no
material adverse change in the financial condition, results of operations, cash flows, assets, liabilities, business or operations of the Company or any Subsidiary during the period between January 2, 1999 and the Closing Date.

     7.7 Consents . Any restrictions or limitations on or rights of third parties in relation to the sale of the Subject Shares to the Buyer that may be required pursuant to any agreement to which the Company or any of the Shareholders are parties or by which they are bound, shall have been duly waived or released.

     7.8 Evidence of Title to Real Property. The Company, at its expense, shall have obtained and delivered to Buyer, not later than ten (10) days prior to the Closing Date the following documents confirming the Company's title to all of the Owned Real Property, all of which shall be reasonably satisfactory to Buyer and consistent with the title requirements of Section 3.11 hereof: (i) title commitments for the Owned Real Property which shall be updated as of the Closing Date (or letter reports covering the period after the date of the Company's most recent title policy for such property through the Closing Date), and
(ii) surveys for the Owned Real Property and NDC Leased Property. The Company, at its expense, also shall have obtained and delivered to Buyer not later than ten (10) days prior to the Closing Date, leasehold title insurance commitments confirming the Company's leasehold interest in all of the NDC Leased Real Property and the Other Leased Real Property (or letter reports covering the period after the date of NDC's most recent title policy for any NDC Leased Real Property parcel). Neither the Company nor the Shareholders shall have any obligation to obtain, or to pay premiums for, any title insurance policy for any of the Real Property for which title insurance commitments are obtained pursuant to this Section 7.8.

     7.9 Landlord Consents and Estoppel Certificates. Buyer shall have received certificates from the lessors of each parcel of NDC Leased Real Property, the Other Leased Real Property and, to the extent required by Buyer's senior Lenders, the Jondex Leased Real Property (and in the case of parcels that are subleased to the Company or to NDC, from the lessors under the underlying prime leases), substantially in the form attached hereto as Exhibit H, consenting to the transaction contemplated by this Agreement, confirming that the lease (and in the case of subleases, the underlying prime lease) of such property is in force and effect, that no defaults exist thereunder, and certifying to such other matters, reasonably required by Buyer or its senior lenders, as are usual and customary in transactions of this nature.

     7.10. Sublessee Estoppel Certificates. Buyer shall have received certificates from any sublessees, licensees, or other occupants of the Owned Real Property, the NDC Leased Real Property, the Jondex Leased Real Property and the Other Leased Real Property described on Sections 3.11(b) and 3.11(c) of the Disclosure Schedule, substantially in the form attached hereto as
Exhibit I, confirming that each such sublease, license, or other agreement or arrangement pursuant to which such person occupies such property is in full force and effect, that no defaults exist thereunder, and certifying to such other matters relating thereto as may reasonably be required by Buyer.

     7.11 NDC Leases. Buyer or an affiliate of Buyer (which may be the Company) and NDC, the owner of certain of the real estate set forth on Section 7.11 of the Disclosure Schedule, shall have entered into amended and restated leases of such real estate, substantially in the form of and on the terms set forth on Exhibit E hereto ("Amended and Restated NDC Leases"). In the event that an affiliate of Buyer, and not the Buyer, is the lessee under any of the Amended and Restated NDC Leases, the Buyer shall unconditionally guarantee the obligations of the Lessee in form reasonably satisfactory to NDC's lender.

     7.12 Subordination, Nondisturbance and Attornment Agreements. Buyer shall have received Subordination, Nondisturbance and Attornment Agreements from each lender to NDC for each parcel of NDC Leased Real Property and the Shareholders shall have used their reasonable best efforts to obtain such agreement from the lender or lenders to the owner of each parcel of Other Leased Real Property, substantially in the form attached hereto as Exhibit J (the "Subordination, Nondisturbance and Attornment Agreements").

     7.13 Closing of NDC Transaction. The transactions that are the subject of the NDC Asset Purchase Agreement shall have been closed, contemporaneously with the Closing under this Agreement.


                          ARTICLE VIII

Conditions to the Obligations of the Company and the Shareholders

     The obligations of the Company and the Shareholders to consummate the transactions contemplated hereunder shall be subject to the satisfaction of each of the following conditions on or prior to the Closing, unless waived by the Shareholders' Agents in writing:

     8.1 Representations and Warranties True . All of the representations and warranties of the Buyer contained in this Agreement (including, without limitation, the Disclosure Schedule) shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on such date, and the Buyer shall have delivered certificates to that effect at the Closing.

     8.2 Performance . The Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date.

     8.3  Approvals, Permits, Etc.   All consents,
authorizations, approvals, exemptions, licenses or permits of, or registrations, qualifications, declarations or filings with, any governmental body or agency thereof that are required in connection with the sale and transfer of the Subject Shares to the Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereby shall have been duly obtained or made in form and substance reasonably satisfactory to the Shareholders and their counsel and shall be effective at and as of the Closing Date.

     8.4 Delivery of Closing Documents . The Shareholders shall have received the cash, instruments, agreements and other documents referred to in Section 2.5(b) hereof in form and substance reasonably satisfactory to the Shareholders and their counsel.

     8.5 Absence of Certain Events . No statute, rule or regulation shall have been enacted or promulgated which would make any of the transactions contemplated by this Agreement illegal or would otherwise prevent the consummation thereof. No order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental body or agency thereof which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental body or agency thereof shall have been instituted by any person (or instituted or threatened by any governmental body or agency thereof), and no investigation by any governmental body or agency thereof shall have been commenced, with respect to the transactions contemplated hereby which in the written opinion of Shareholders' counsel would make it imprudent to proceed with the transactions contemplated hereby.

     8.6 Tri-City National Bank Agreement. Buyer shall have entered into an agreement with Tri-City, substantially in the form attached hereto as Exhibit F, pursuant to which Tri-City will have a first right to negotiate in good faith with Buyer for the operation of a bank branch in certain new retail grocery stores opened by Buyer (and operated by Buyer or its subsidiaries or Affiliates) and in which Buyer elects to place a banking facility, during the ten (10) years following the Closing Date, (the "Tri-City Bank Agreement").

     8.7 Closing of NDC Transaction. The transactions that are the subject of the NDC Asset Purchase Agreement shall have been closed, contemporaneously with the Closing under this Agreement.

ARTICLE IX Termination

     9.1 Termination . This Agreement may be terminated at any time prior to the Closing Date:

          (a) by the mutual written consent of the Buyer, on the one hand, and all of the Shareholders who collectively own not less than 80% of the Subject Shares (a "Supermajority of the Shareholders"), on the other hand;

          (b) by either the Buyer or a Supermajority of the Shareholders if any statute, rule or regulation has been enacted which in the written opinion of counsel for the terminating party would make any of the transactions contemplated by this Agreement illegal or would otherwise prevent the consummation thereof or if any court or governmental body or agency thereof shall have issued any writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted;

          (c) by the Buyer, if any of the conditions specified in Article VII have not been met or waived prior to such time as such condition can no longer be satisfied; or

          (d) by a Supermajority of the Shareholders, if any of the conditions specified in Article VIII shall not have been met or waived prior to such time as such condition can no longer be satisfied; or

          (e) by either the Buyer or a Supermajority of the Shareholders, if the Closing has not occurred on or before April
17, 2000.

     9.2 Effect of Termination . In the event of termination of this Agreement pursuant to the preceding Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto or their respective officers or directors, except for Sections 11.3 and 11.4 hereof, which shall remain in full force and effect, and except that nothing herein shall relieve any party hereto from liability for a breach of this Agreement prior to the termination hereof.


ARTICLE X Indemnification; Survival of Representations and
Warranties

     10.1 Indemnity Obligations of the Principal Shareholders . Subject to the conditions and limitations set forth in this
Article X, the Principal Shareholders hereby agree, severally in accordance with the "Indemnification Percentages" set forth opposite their respective names on Section 2.2 of the Disclosure Schedule, to indemnify and hold the Buyer and the Company and their respective parents, subsidiaries, affiliates, directors, officers, employees and agents (such parties being collectively referred to herein as the "Buyer Indemnities") harmless from, and to reimburse each such Buyer Indemnitee for, on an after-Tax basis (within the meaning of Section 10.6(b)), any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, penalty, fine, interest, surcharge, cost or expense of any nature whatsoever, to the extent that any such item is not reserved for or reflected as a liability on the Closing Balance Sheet and taken into account in the computation of Closing Date Net Book Value or, if such a reserve shall have been made, to the extent that any such item exceeds the amount of such reserve (collectively, "Losses"), arising out of, based upon or resulting from:

          (a)  any inaccuracy in or any breach of any
representation and warranty of the Shareholders contained in this Agreement or the Disclosure Schedule, certificate or other written instrument or document delivered by the Shareholders pursuant hereto,

          (b) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Company and the Shareholders contained in or made pursuant to this Agreement,

          (c) any liabilities or obligations arising out of any and all actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, damages, costs and expenses or deficiencies incident to the disposition of any Buyer
Indemnity Claim (as hereinafter defined) asserted under this
Section 10.1, and

          (d)  all interest, penalties, costs and expenses
(including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) arising out of or related to any such Buyer Indemnity Claims.

     Subject to the conditions and limitations set forth in this
Article X, each Shareholder hereby individually agrees to indemnify and hold the Buyer Indemnities harmless from and to reimburse each such Buyer Indemnitee for, on an after-Tax Basis (within the meaning of Section 10.6(b)), Losses arising out of, based upon or resulting from (a) any inaccuracy in or any breach of any representation and warranty of such Shareholder set forth in Article IIIA hereof, or (b) any failure by such Shareholder to pay to Buyer any amount owed to Buyer under Section 2.3(g) hereof, and, in either case, any interest, penalties, costs and expenses (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) arising out of or related to any such Buyer Indemnity Claims.

     All claims made by any Buyer Indemnities under this Section
10.1 are referred to herein as "Buyer Indemnity Claims." The term "Buyer Indemnity Claims" also includes for all purposes hereunder all claims in respect of Tax Liabilities as provided for in Section 10.4.

     10.2 Indemnity Obligations of the Buyer . The Buyer agrees to indemnify and hold each of the Shareholders harmless from, and to reimburse the Shareholders for, on an after-Tax basis (within the meaning of Section 10.6(b)), any Shareholder Indemnity Claims (as that term is hereinafter defined) arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Shareholder Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever (collectively "Losses") arising out of, based upon or resulting from:

          (a)  any inaccuracy in or any breach of any
representation and warranty of the Buyer contained in this Agreement or the Disclosure Schedule, certificate or other written instrument or document delivered by the Buyer pursuant hereto;

          (b) any breach or nonfulfillment of, or failure to perform, any of the covenants, agreements or undertakings of the Buyer contained in or made pursuant to the terms and conditions of this Agreement;

          (c) any obligations or liabilities arising out of any and all actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, damages, costs and expenses or deficiencies incident to the disposition of any matter which is the subject of indemnification under this Section 10.2; and

          (d) all interest, penalties, costs and expenses (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of counsel and accountants) arising out of or related to any Shareholder Indemnity Claims asserted under this
Section 10.2.

     10.3 Procedures Relative to Indemnification Claims .

          (a)  Claim Notice.  Subject to the provisions of
Section 10.4 below, in the event that any party hereto shall claim that it is entitled to be indemnified pursuant to the terms of this Article X, it (the "Claiming Party") shall provide written notice of such claim (a "Claim Notice") to the party against which the claim is made (the "Indemnifying Party") as promptly as reasonably practical after confirmation of the facts supporting the claim or receipt of a written notice of any claim of a third party (a "Third Party Claim") that may reasonably be expected to result in a claim by such party against the party to which such notice is given, as the case may be. If the Claiming Party is a Buyer Indemnitee, such Claim Notice shall be served upon the Shareholders' Agents. Each such Claim Notice shall specify in reasonable detail, to the extent feasible or relevant, the breach of representation, warranty, covenant or agreement claimed by the Claiming Party, together with the Claiming Party's good faith estimate of the liability, loss, cost or expense incurred by or imposed upon or expected to be incurred by or imposed upon the Claiming Party on account thereof (including, without limitation, such party's good faith estimate of the costs and expenses, including reasonable attorney's fees, expected to be incurred in connection therewith).

          (b) Defense. Subject to the remaining provisions hereof, the Indemnifying Party may, upon receipt of written notice of a Third Party Claim and at its expense, defend such claim in its own name or, if necessary, in the name of the Claiming Party. The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of the Claiming Party, and the Claiming Party shall have the right, to participate in but not control the defense thereof at the expense of the Claiming Party; provided, however, that the Claiming Party shall have the right to approve the legal counsel selected by the Indemnifying Party, which approval shall not be withheld unreasonably. The Indemnifying Party shall have the right to settle and compromise any such claim with respect to which it controls the defense only with the consent of the Claiming Party, which consent shall not be unreasonably withheld. If the proceeding involves a matter solely of concern to the Claiming Party in addition to the claim for which indemnification under this Article X is being sought, the Claiming Party shall have the right to control the defense and settlement of such additional claim in its own discretion and with its own counsel at the expense of the Claiming Party.

          (c) Defense of Claims Below Indemnification Threshold. Notwithstanding anything to the contrary in the foregoing, the Buyer shall have the right at its own expense to control the defense of any Third Party Claim (other than Zero-Threshold Claims (as hereinafter defined)) if the potential loss or liability associated with such claim, together with the aggregate amount of all previously settled claims, is less than the Indemnification Threshold (as hereinafter defined); provided, that the Buyer shall keep the Shareholders' Agents reasonably informed as to the nature and conduct of such claim and the Shareholders' Agents shall be afforded an opportunity to monitor developments in connection therewith. The Buyer shall have the right to settle any such matter with the consent of the Shareholders' Agents, such consent not to be unreasonably withheld or delayed.

          (d) Defense by Claiming Party. In the event the Indemnifying Party shall fail or not have the right to assume the defense under Paragraphs 10.3(b) or 10.3(c), above, or shall notify the Claiming Party that it shall refuse to conduct a defense against a Third Party Claim, then the Claiming Party shall have the right to conduct a defense against such claim and shall have the right to settle and compromise such claim without the consent of the Indemnifying Party (except as provided in Paragraph 10.3(c)) at the expense of the Indemnifying Party.
Once the amount of such claim is liquidated and the claim is finally determined, the Claiming Party shall be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this Article X, subject to the provisions of this Agreement.

     10.4 Special Indemnification for Tax Liabilities .

          (a)  Subject to the conditions and limitations of this
Article X, the Principal Shareholders, severally in accordance with the "Indemnification Percentages" set forth opposite their respective names on Section 2.2 of the Disclosure Schedule, shall indemnify and hold harmless the Buyer and each Buyer Affiliate (as that term is hereinafter defined) from and against the payment of any and all Tax Liabilities (as that term is hereinafter defined) and of any and all costs and expenses which may be incurred in connection with contesting any claims for Tax Liabilities, including, without limitation, reasonable fees and disbursements of counsel, accountants and other experts (but not the costs of the services of persons who are the in-house personnel or employees of the Buyer or any Buyer Affiliates) (the "Costs and Expenses"). To the extent that any such contest involves a claim for Tax Liabilities subject to indemnification hereunder and also claims for other liabilities not subject to such indemnification, then, notwithstanding any other provision of this Section 10.4, the Shareholders shall be liable to indemnify the Buyer and any Buyer Affiliates for only that portion of the Costs and Expenses as is reasonably related to the defense or contest of the Tax Liabilities subject to indemnification hereunder. The term "Buyer Indemnity Claims" shall be deemed to include all claims for Tax Liabilities.

          (b) For purposes of this Section 10.4, the term "Buyer Affiliate" shall mean the Buyer, and any other corporation or other entity which is, directly or indirectly, controlled by or under common control with the Buyer, or any successor in interest to, or transferee of, the Buyer, as determined from time to time, including, without limitation, the Company and any successor in interest to, or transferee of, the Company.

          (c) For purposes of this Agreement, the term "Tax Liabilities" shall mean and include any and all liabilities for Taxes (as defined in Section 3.9(b)) to the extent the aggregate amount thereof exceeds the amount "accrued or reserved" (as hereinafter defined) for such Taxes in the Closing Balance Sheet and taken into account as liabilities in the computation of the Closing Date Net Book Value, (i) which are or shall be incurred, with respect to any taxable year or any other period beginning prior to the Closing by the Company or any predecessor of, or transferor to, the Company, or (ii) which are or shall be incurred by any affiliated group, as defined in Section 1504(a) of the Code as in effect during any relevant period (or any other group required to file or filing returns on a consolidated or combined basis), of which the Company, or any predecessor of, or transferor to, the Company has been a member at any time prior to the Closing Date, in either case whether or not such Taxes were assessed prior to the Closing Date; provided, however, that for purposes of computing the amount of any Tax Liabilities subject to indemnification hereunder, any such taxable year or other period which ends after the Closing Date shall be deemed to end at the close of business on the Closing Date, and provided further, however, that in the case of any ad valorem property tax imposed upon the ownership or holding of real property or personal property, the term "Tax Liabilities" shall include only that percentage of the liability therefor which equals the percentage of the actual period to which such said liability relates which precedes the Closing Date. Solely for purposes of the first sentence of this paragraph (c), the amount "accrued or reserved" for Taxes on the Closing Balance Sheet shall be deemed to include only reserves or accruals for Taxes arising in the future but relating to tax periods prior to the Closing Date, and shall not include any reserves or accruals for future tax liabilities that are known or expected to arise in future periods and are attributable to such future periods (including, without limitation, so-called "deferred tax accounts" attibutable to differences between tax accounting and financial accounting methods).

          (d) In the event that any Buyer Affiliate receives written notice of a claim made by any Federal, state, local, foreign or other governmental authority from such governmental authority and such claim, if successful, would result in an obligation to indemnify pursuant to this Section 10.4 (hereinafter, referred to as a "Tax Claim"), the Buyer shall give timely notice to the Shareholders' Agents of such Tax Claim in writing, specifying in reasonable detail the basis of such Tax Claim, and the facts pertaining thereto, and shall not make payment of the Taxes claimed for at least fifteen (15) days after the giving of such notice (unless required by law to make payment prior to such time). If the Shareholders' Agents wishes the indemnitee to contest such Tax Claim, the Shareholders' Agents shall (i) within fifteen (15) days after notice by the indemnitee to the Shareholders' Agents of such Tax Claim, or, if earlier, the period required by law, request that such Tax Claim be contested, (ii) if the indemnitee so requests, furnish an opinion of independent tax counsel selected by the Shareholders' Agents and reasonably satisfactory to the indemnitee, that there is a reasonable defense to the Tax Claim, (iii) agree to pay the indemnitee from time to time on demand, on an after-Tax basis (within the meaning of Section 10.6(b)), an amount equal to the Taxes which are ultimately payable as a result of contesting such Tax Claim and all Costs and Expenses, to the extent subject to indemnification under this Section 10.4 (provided, that nothing in this clause (iii) shall be deemed to obligate any Indemnifying Party to pay or reimburse any Buyer Affiliate for any Taxes or Costs and Expenses prior to such time as the same are due and payable, or paid, by such Buyer Affiliate). If any such Tax Claim shall be made by any governmental authority and the Shareholders' Agents shall have requested the indemnitee to contest such Tax Claim, as above provided, and shall have duly complied, and shall continue to duly comply, with all of the terms of this Section 10.4, the indemnitee hereby agrees to take such action in connection with contesting any such Tax Claim as the Shareholders' Agents shall reasonably request in writing from time to time, including consulting with the Shareholders' Agents in connection with any audit, investigation or other administrative proceeding by the IRS or other governmental authority and any judicial proceeding; provided that Buyer or the indemnitee shall retain ultimate control of any such audit, investigation or other administrative or judicial proceeding; and provided further, that the indemnitee may, at its sole option, either pay the Taxes claimed and sue for a refund in the appropriate court of proper jurisdiction, as the indemnitee shall elect, or contest such Tax Claim without first paying the Taxes claimed, considering, however, in good faith such request as the Shareholders' Agents shall make concerning the most appropriate forum in which to proceed. The Buyer agrees to notify the Shareholders' Agents in a timely manner in writing of any action taken or proposed to be taken from time to time by the governmental authority with respect to such Tax Claim, and to make available to the Shareholders' Agents any relevant information relating to such Tax Claim which may be particularly within the knowledge of the Buyer or any Buyer Affiliate and to otherwise cooperate with the Shareholders' Agents in good faith in order to contest effectively any such Tax Claim.

          (e) An indemnitee's failure to give timely notice or to make available information, including providing copies of documents or furnishing relevant data in connection with any such claim, shall not constitute a defense (in whole or in part) to any claim for indemnification under this Section 10.4, except and only to the extent that such failure shall result in any material prejudice to the Shareholders.

          (f) The Principal Shareholders' obligation to indemnify the Buyer or any other indemnitee under this Section
10.4 shall become fixed upon a Final Determination (as hereinafter defined) of the liability of the Buyer or other indemnitee, and within fifteen (15) days after such Final Determination any amounts owed to the Buyer or other indemnitee under this Section 10.4 shall be paid to the Buyer or such other indemnitee.

          (g) For purposes of this Section 10.4, a "Final Determination" shall be deemed to occur with respect to a proposed or other adjustment forming the basis for a Tax Claim when (i) there is a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final with respect to the indemnitee (i.e., all allowable appeals taken pursuant to this Section 10.4 have been exhausted by either party to the action or the time period within which such appeal may be filed has expired), (ii) there is a closing agreement made under
Section 7121 of the Code (or any analogous provision under the laws of any other jurisdiction) binding in respect of the indemnitee or other administrative settlement with the IRS or other governmental authority, (iii) the time for instituting a claim for refund in respect of the indemnified claim has expired, or, if a claim was filed, the time for instituting suit with respect thereto has expired or (iv) the Taxes which are the subject of a proposed or other adjustment are paid, and, pursuant to written agreement between the Shareholders' Agents and the Buyer, no claim for refund is filed, and no other contest of such proposed or other adjustment is made.

          (h)  If any such Tax Claim referred to in
subsection 10.4(d) hereof shall be made by any Federal, state, local, foreign or other governmental authority and the Shareholders' Agents shall have failed (i) to request the indemnitee to contest or not to contest such Tax Claim, as above provided, or (ii) to comply with any of the other terms of this
Section 10.4, the indemnitee shall defend or contest such claim in good faith to the extent it is reasonable to do so, taking into account the merits of the indemnitee's legal position, the magnitude of such claim and the overall Tax and other interests of the indemnitee, and the Principal Shareholders shall become obligated to pay the indemnitee, on an after-Tax basis (within the meaning of Section 10.6(b)) and in accordance with the provisions of this Section 10.4, an amount which shall be equal to the Taxes which are paid as a result of such Tax Claim, together with all Costs and Expenses which the indemnitee incurs in connection with contesting such claim.

          (i) In the event that the Shareholders' Agents receive notice of any claim which, if successful, may result in an obligation to indemnify pursuant to this Section 10.4, the Shareholders' Agents (i) shall promptly notify the indemnitee in writing of such claim (specifying in reasonable detail the basis of such claim, action or suit and the facts pertaining thereto) and of any action taken or proposed to be taken from time to time by the IRS or any other governmental authority with respect thereto, and (ii) shall agree in writing that such claim shall be subject to the provisions of this Section 10.4 with respect to obligations of the Principal Shareholders (to the extent that such claim ultimately results in Tax Liabilities covered by his
Section 10.4), and shall comply with all such provisions.

     10.5 Duration . Except as otherwise provided in this Agreement, all representations and warranties of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing indefinitely; provided however, that, except in respect of any claims for indemnification as to which a Claim Notice or any similar notice under Section 10.4 shall have been duly given prior to the relevant expiration date set forth below, if any (which notice shall preserve such claim pending resolution thereof pursuant to the terms hereof), the following representations and warranties, and the right to make any indemnification claims relating thereto, shall expire on the following dates:

          (a) in the case of any claims for Tax Liabilities (including Costs and Expenses), the date of expiration of the relevant statute of limitations, including any extensions thereof (whether by waiver or otherwise), provided that, notwithstanding anything to the contrary in the foregoing, the indemnity obligations of the Principal Shareholders hereunder shall survive with respect to any and all costs, expenses and liabilities (including, without limitation, reasonable attorney's fees and investigation expenses) incurred by any Buyer Indemnitee or Buyer Affiliate, as applicable, in establishing or in seeking to establish, whether in a judicial proceeding or otherwise, that the underlying matter giving rise to such claim for indemnification is time-barred under the applicable statute of limitations, whether or not such efforts are successful;

          (b) in the case of any Buyer Indemnity Claims other than with respect to any breach of the representations and warranties set forth in Sections 3.1 [Corporate Organization], 3A.1 [Authorization; No Violation], 3A.2 [Title to the Subject Shares], 3.4 [Capitalization of the Company], 3.5 [Subsidiaries and Affiliates], and 3.11(a), 3.11(b) and the first sentence of 3.11(e) [Title to Property and Related Matters] ( the "Special Representations and Warranties"), fifteen (15) months after the Closing Date; and

          (c) in the case of any Shareholder Indemnity Claims, fifteen (15) months after the Closing Date.

     10.6 Tax and Insurance Effect of Losses; Certain
Limitations.

          (a) Tax Benefits and Insurance Recoveries. In determining the amount of any Buyer Indemnification Claim or Shareholder Indemnification Claim, for all purposes hereunder, there shall be taken into account any income or other Tax benefit which the Claiming Party may actually have received or be entitled to receive (if in the future, at its present value) as a result of the Losses forming the basis of such claim. Any indemnification payments under this Article X shall be treated for income tax purposes as an adjustment to the Purchase Price. If, notwithstanding the preceding sentence, the Claiming Party incurs any income Tax or other Tax cost as a result of its receipt of any indemnification payment from the Indemnifying Party (including any such indemnification payment which the Claiming Party would be entitled to receive but for the provisions of Section 10.6(b)), such income Tax or other Tax cost shall also be taken into account (net of any Tax benefit received by the Claiming Party as a result of the Losses forming the basis of the Claim in the current or any prior period). There shall also be taken into account in determining the amount of any Indemnification Claim under this Article X any amounts which the Claiming Party may actually have received or be entitled to receive or be reimbursed for, under insurance policies from unaffiliated insurance carriers, that reduce Losses that would otherwise be sustained.

          (b)  Indemnification Threshold and Cap.
Notwithstanding anything to the contrary herein, but subject to
Section 10.6(c): (i) any claim by a Claiming Party against any Indemnifying Party under this Agreement shall be payable by the Indemnifying Party only in the event and to the extent that the accumulated amount of all claims that have been Definitively Resolved (as hereinafter defined) (for purposes hereof, "Settled Claims") against such Indemnifying Party shall exceed the amount of Nine Hundred Nineteen Thousand Dollars ($919,000) in the aggregate (the "Indemnification Threshold"); and (ii) the maximum amount for which an Indemnifying Party shall be obligated to provide indemnification hereunder shall not exceed Twenty Million Dollars ($20,000,000) (the "Indemnification Cap"). In applying the Indemnification Threshold and the Indemnification Cap, all Buyer Indemnities (or Buyer Affiliates), on the one hand, and all Principal Shareholders as a group, on the other hand, shall be considered to be one "Indemnifying Party." At such time as the aggregate amount of Settled Claims against an Indemnifying Party shall exceed the Indemnification Threshold, such party shall thereafter be liable on a dollar-for-dollar basis for the full amount of all further claims beyond the Indemnification Threshold, subject to the Indemnification Cap.

          (c) Zero-Threshold Claims. Notwithstanding the preceding Section 10.6(b), the following categories of claims for indemnification ("Zero-Threshold Claims") shall not be subject to the Indemnification Threshold or the Indemnification Cap, but shall be payable on a dollar-for-dollar basis without any exclusion therefor or limitation thereon:

               (i)  any claims for Tax Liabilities (including
Costs and Expenses);

               (ii) any Indemnity Claims in respect of the Net
Book Value Adjustment (including the obligation of each party to pay the amount of the Net Book Value Adjustment to the other party as provided in Paragraph 2.3(e)); and

               (iii)     any Buyer Indemnity Claims relating to
the Special Representations and Warranties.

          (d)  Definitively Resolved.  For purposes hereof, a
Buyer Indemnity Claim or Shareholder Indemnity Claim shall be deemed to have been "Definitively Resolved" when any of the following events has occurred:

               (i) a claim is settled by mutual agreement of the Buyer and the Shareholders' Agents; or

               (ii) a final judgment, order or award of a court of competent jurisdiction deciding such claim has been rendered, as evidenced by a certified copy of such judgment, provided that such judgment is not appealable or the time for taking an appeal has expired; or

               (iii)     a claim is the subject of a "Final
Determination" as defined in Section 10.4(g) hereof.

     10.7 Appointment of Shareholders' Agents.

          (a) Each Shareholder hereby irrevocably constitutes and appoints Christopher B. Noyes ("Noyes"), Jeffrey J. Jones ("Jones") and David A. Ulrich, Jr. ("Ulrich") as such Shareholders' agents ("the Shareholders' Agents") for the purpose of representing such Shareholders in connection with the following matters: (i) consenting to, compromising or settling any Buyer Indemnity Claims and (ii) resolving all matters arising under Section 2.3 of this Agreement, including, without limitation, all matters pertaining to the Net Book Value Adjustment. The appointment of Christopher B. Noyes, Jeffrey J. Jones and David A. Ulrich, Jr. as the Shareholders' Agents is coupled with an interest and all authority hereby conferred shall be irrevocable and shall not be terminated by any or all of the Shareholders without the consent of the Buyer, which consent may be withheld for any reason. Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, successors and assigns of each Shareholder.

          (b) In furtherance and not in limitation of the authority granted to the Shareholders' Agents in Section 10.7(a) above, each of the Shareholders, for themselves and their respective heirs, executors, administrators, successors and assigns, hereby authorizes the Shareholders' Agents without notice to such Shareholder hereunder to:

               (i)  waive any provision of this Agreement;

               (ii) make and receive notices and other commu nications pursuant to this Agreement, including any service of process in any legal action or other proceeding arising out of or related to this Agreement or any of the transactions hereunder (and to that effect, any notice to be given to any Shareholder or Shareholders hereunder need not be given to each Shareholder separately, but rather shall be effective, as provided in Section
11.2 below, when given to any two or more of the Shareholders'
Agents);

               (iii) settle any dispute, claim, action, suit or proceeding arising out of or related to this Agreement on behalf of all or any of the Shareholders, including, without limitation, by consenting to the entry of any confession of judgment in connection therewith, as further provided in Section 10.7(c), below;

               (iv) appoint or provide for successor agents, with the consent of the Buyer, such consent not to be unreasonably withheld; and

               (v) pay any expenses incurred or which may be incurred by or on behalf of the Shareholders in connection with this Agreement.

In the event of the failure or refusal of (a) Noyes to act as a Shareholders' Agent (or upon his death), then the President of Godfrey & Kahn, S.C., Milwaukee, Wisconsin, shall appoint a shareholder of such firm to act as Shareholders' Agent as a successor to Noyes; (b) Jones to act as a Shareholders' Agent (or upon his death), then the President of Foley & Lardner, Milwaukee, Wisconsin, shall appoint a partner of such firm to act as Shareholders' Agent as a successor to Jones; and (c) Ulrich to act as a Shareholders' Agent (or upon his death), then the Shareholders which held a majority of the Subject Shares shall promptly appoint one of the remaining Shareholders as a successor to Ulrich for purposes of this Section 10.7, and failing such appointment, the Buyer may, by written notice to the Shareholders at the last address of the Shareholders designated under this Agreement, designate one of the other Shareholders as such successor. The appointment of any successor Shareholders' Agent as provided in the preceding sentence shall not be effective until notice of such appointment has been given to Roundy's and Buyer in the manner provided herein.

          (c) Any claim, action, suit or other proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to the Shareholders under this Agreement relating to a matter within the scope of the Shareholders' Agents' authority specified in Section 10.7(a) may be asserted, brought, prosecuted or maintained only by the Shareholders' Agents, and the Shareholders hereby irrevocably waive any right to enforce such rights in their own name. The Shareholders consent and agree that any claim, action, suit or other proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to any Buyer Indemnitee under this Agreement relating to a matter within the scope of the Shareholders' Agents' authority specified in
Section 10.7(a), including, without limitation, any Buyer Indemnity Claim asserted under Section 10.1, may be asserted, brought, prosecuted or maintained by any Buyer Indemnitee against the Shareholders by service of process on any two of the Shareholders' Agents and without the necessity of serving process on, or otherwise joining or naming as a defendant in such claim, action, suit or other proceeding, any Shareholders. For this purpose, each Shareholder hereby irrevocably stipulates and agrees that any one of the Shareholders' Agents is a proper party defendant to represent its interests in any such proceeding and to appear on its behalf for all purposes therein, and that service of process upon any two of the Shareholders' Agents shall be effective to bind such Shareholder for all purposes of any such proceeding. Each Shareholder hereby irrevocably waives any and all rights it may have to object to jurisdiction or venue in any proceeding in which service of process is served upon any Shareholders' Agent on such Shareholder's behalf, in each case as further provided in Section 11.13 below. With respect to any matter within the scope of authority granted to the Shareholders' Agents under this Section 10.7, the Shareholder shall be bound by any determination in favor of or against the Shareholders' Agents or the terms of any settlement or release to which the Shareholders' Agents shall become a party, including, without limitation, any confession of judgment or other stipulation or settlement granted or entered into by the Shareholders' Agents on their behalf.

          (d) All out-of-pocket expenses incurred by the Shareholders' Agents in the performance of his duties hereunder (including, without limitation, attorneys' and accountants' fees) shall be borne by the Shareholders, and neither the Company nor the Buyer shall have any liability with respect thereto.

          (e) In performing their duties hereunder, the Shareholders' Agents will not be liable to the Shareholders in the absence of gross negligence or wilful misconduct. The Shareholders hereby agree, severally in proportion to their "Percent of P-C Adjustment" set forth opposite their names in
Section 2.2 of the Disclosure Schedule, to indemnify and hold each of the Shareholders' Agents harmless from and against any and all claims, damages and/or expenses that may be asserted against any of the Shareholders' Agents as a result of the performance of their duties hereunder, absent gross negligence or wilful misconduct on the part of the Shareholders' Agents.

     10.8 Set-Off Rights. Buyer shall have the right to offset any Buyer Indemnification Claims which have been Definitively Resolved in favor of Buyer against amounts due to the Shareholders under the Notes. Buyer will exercise such right of set-off (to be applied against amounts due under the Notes in the order of their maturity), to the full extent of all amounts remaining due under the Notes, before pursuing any other remedies that may be available to Buyer or any Buyer Indemnitee to recover any Buyer Indemnification Claims, provided that the exercise of such right of set off is not prohibited by and would not result in a breach, default, or violation of any provisions of the Senior Debt or the Subordination Agreement.

     10.9 Exclusive Remedy. The parties agree that, except as expressly provided herein, and except for claims for injunctive relief to enforce specifically the provisions of this Agreement, the rights of indemnification provided in this Article X shall be the sole and exclusive remedies of Buyer, any Buyer Indemnitee or Buyer Affiliate, the Company and the Shareholders for any claim or cause of action arising out of or relating to the negotiation, execution, delivery, performance or breach of this Agreement (whether such claim or cause of action is based on breach of contract, misrepresentation, tort, violation of statute (including, but not limited to, Environmental Laws and securities laws and regulations) or otherwise).


ARTICLE XI Miscellaneous Provisions

     11.1 Waiver of Compliance . Any failure by any of the parties hereto to comply with any obligation, covenant or agreement or to fulfill any condition herein may be waived only by a written notice from the party entitled to the benefits thereof. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or future exercise of that right or any other right hereunder by that party.

     11.2 Notices . Subject to Section 11.12(b) below, all notices and other communications required or permitted hereunder shall be deemed given if given in writing and delivered personally, by commercial delivery service, by courier or by facsimile transmission, telexed or mailed by registered or certified mail (return receipt requested) fax, telex or postage fees prepaid, to the party to receive the same at its respective address set forth below, or at such other address as may from time to time be designated by such party to the others in accordance with this Section 11.2 (provided, that written notice given in any other manner shall nonetheless be effective upon its actual receipt by the party entitled to receive it):

          If to the Shareholders'
          Agents, to:         David A. Ulrich, Jr.
                              7388 Trinity Court
                              Franklin, WI 53132

                    and to:   Foley & Lardner
                              777 E. Wisconsin Avenue
                              Milwaukee, WI 53202
                              Attention: Jeffrey J. Jones
                              Facsimile: (414) 297-4900

                    and to :  Godfrey & Kahn, S.C.
                              780 North Water Street
                              Milwaukee, WI 53202
                              Attention: Christopher B. Noyes
                              Facsimile: (414) 273-5198

               Notices to the Shareholders' Agents shall be effective when given (in the manner provided above, or otherwise when received) by any two of the three
          Shareholders' Agents.

          If to the Buyer to: Roundy's, Inc.
                              23000 Roundy Drive
                              Pewaukee, WI  53072
                              Attention:
                              Edward G.  Kitz, Vice President,
                              Secretary and Treasurer
                              Facsimile: (414) 547-4540

          with a copy to:     Whyte Hirschboeck Dudek S.C.
                              111 East Wisconsin Avenue
                              Suite 2100
                              Milwaukee, WI  53202
                              Attention:  John F. Emanuel
                              Facsimile:  (414) 223-5000

     All such notices and communications hereunder shall be deemed given when received, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authorities or the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered, confirmed answer back or other evidence of transmission.

     11.3 Expenses . Each party hereto shall bear and pay its own expenses (and, in the case of the Shareholders, the Company's expenses) in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby, whether or not the Closing occurs hereunder. Without limiting the generality of the foregoing, the Shareholders will be solely responsible for the payment of any fees or commissions due to any investment banker, financial advisor, attorneys or accountants or the like retained by the Company and/or the Shareholders; provided that the Company may pay any such transaction expenses of the Shareholders if such payments are taken into account as reductions of the Company's Closing Date Net Book Value.

     11.4 Public Announcements . No party hereto will issue any report, statement or release to the general public, to the trade, to the general or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby), relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties hereto.

     11.5 Binding Effect; Assignment.   This Agreement shall
inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and, in the case of the Shareholders, their heirs, beneficiaries, remaindermen, personal representatives, executors, administrators, fiduciaries and permitted assigns. Neither this Agreement nor any rights, duties or obligations shall be assigned by any party hereto without the prior hereto written consent of the other parties, and any attempted assignment or transfer without such prior written consent shall be null and void; provided that, the Buyer shall have the right, without the prior written consent of the Company or the Shareholders, to assign their rights and delegate their duties under this Agreement to any direct or indirect wholly-owned subsidiary of Buyer, provided that no such assignment or delegation shall relieve the Buyer of any liabilities or obligations hereunder unless agreed to in writing by the Shareholders.

     11.6 No Third Party Beneficiary . Neither this Agreement nor any provision hereof, nor any statement, schedule, certificate, instrument or other document delivered or to be delivered pursuant hereto, nor any agreement entered into or to be entered into pursuant hereto or any provision thereof, is intended to create any right, claim or remedy in favor of, or impose any obligation upon, any person or entity other than the parties hereto and their respective successors and permitted assigns, and in the case of the Shareholders, their heirs, beneficiaries, personal representatives, executors and permitted assigns.

     11.7 Captions and Paragraph Headings . Captions and paragraph headings used herein are for convenience only and are not intended to be a part of this Agreement and shall not be used in construing it.

     11.8 Entire Agreement; Modifications; Severability . The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement embodies the entire agreement of the parties pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings, written or oral, of the parties relating to the subject matter hereof. This Agreement may be amended or modified only by an instrument signed by the parties or their duly authorized agents. The invalidity, illegality or unenforceability for any reason of any one or more provisions of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement.

     11.9 Definition of Knowledge.   With respect to the
representations and warranties of the Principal Shareholders set forth herein which are made subject to the qualification "to the Knowledge of the Principal Shareholders," the Principal Shareholders shall be deemed to have Knowledge of (i) any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to any Shareholder; and (ii) any matter, fact or thing which reasonably should be known by any Principal Shareholder after "due inquiry" by such Shareholder, taking into account any and all roles or positions which such Shareholder may hold and any and all duties and responsibilities he or she may have vis-a-vis the Company and its business. In the case of any Principal Shareholder which is a trust, estate, or other entity, such Principal Shareholder shall be deemed to have the Knowledge of those persons who are its fiduciaries or representatives and beneficiaries (determined as through such fiduciaries or representatives were "Principal Shareholders" as that term is used in this Section 11.9).

     11.10     Definition of Material Adverse Effect.   The term
"Material Adverse Effect" as used in this Agreement shall mean an effect that is materially adverse to the business, financial condition or results of operations of the Company and the Subsidiaries (or the Buyer and its subsidiaries, as the case may be) taken as a whole; provided, that any impairment of the Company's ability to conduct continuously any material aspect of its business at any one or at more than one of its retail locations will be deemed to constitute a Material Adverse Effect.

     11.11     Counterparts.   This Agreement may be executed in
any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.12     Governing Law .    The parties hereby agree that
this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to principles of conflicts of law thereunder.

     11.13     Exclusive Jurisdiction.   Each of the parties
hereby (a) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in any Federal or state court within Milwaukee or Waukesha County, State of Wisconsin, and any court to which an appeal may be taken in any such litigation, and (b) by execution and delivery of this Agreement, irrevocably submits to and accepts with respect to any such action or proceeding, for such party's heirs, beneficiaries remaindermen, personal representatives, executors, administrators, fiduciaries and permitted assigns and in respect of such party's properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction under the constitution or laws of the State of Wisconsin or the Constitution or laws of the United States of America or otherwise. Each of the Shareholders hereby irrevocably undertakes to designate and appoint, and hereby does designate and appoint, the Shareholder's Agent, as such Shareholder's authorized agent in Wisconsin to accept and acknowledge on such Shareholder's behalf service of any and all process which may be served in any such litigation in any such court, and agrees that service of process upon such agent shall be deemed in every respective effective service of process upon such party in any such litigation and shall be taken and held to be valid personal service upon such party.

     11.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH THIS AGREEMENT OR ANY DISPUTE OR CONTROVERSY HEREUNDER OR THE TRANSACTIONS THAT ARE THE SUBJECT HEREOF.

     11.15 Termination of Stockholder Agreements . By executing this Agreement, and effective at the Closing, the Stockholders and the Company agree that any and all stockholders' agreements to which any of them may be a party, including without limitation the agreement listed on Section 3.4 of the Disclosure Schedule, shall be terminated and of no further force and effect.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

MEGA MARTS, INC.                ROUNDY'S, INC.


By:                             By: EDWARD G. KITZ
          Its:                  Edward G. Kitz, Vice-President,
__________________________      Secretary and Treasurer
NDC, INC.


By:
          Its:
__________________________

        SHAREHOLDERS:

DAVID A. ULRICH LIVING TRUST    DAVID A. ULRICH GRANTOR
                                RETAINED ANNUITY TRUST NO. 2


    JAMES O. HUBER                   JAMES O. HUBER
By:__________________________   By:  _______________________________
   James O. Huber, Co-Trustee        James O. Huber, Co-Trustee

   KATHLEEN MCGARRY                  KATHLEEN MCGARRY
By:____________________________ By:_________________________________
   Kathleen McGarry, Co-Trustee      Kathleen McGarry, Co-Trustee

   JOHN M. RUPCICH                   JOHN M. RUPCHICH
By:____________________________ By:____________________________
   John M. Rupcich, Co-Trustee       John M. Rupcich, Co-Trustee




DAVID ULRICH, JR                AGATHA T. ULRICH
_____________________________   ___________________________________
David A. Ulrich, Jr.            Agatha T. Ulrich

GARY L. FRYDA                   JOHN M. RUPCICH
_____________________________   ____________________________________
Gary L. Fryda                   John M. Rupcich

BRENT A. RUPCICH TRUST          FRANCO J. RUPCICH TRUST

    JOHN M. RUPCICH                 JOHN M. RUPCICH
By:__________________________   By:________________________________
    John M. Rupcich, Trustee        John M. Rupcich, Trustee

NICHOLAS J. RUPCICH TRUST

    JOHN M. RUPCICH                 KATHLEEN MCGARRY
By:__________________________   ___________________________________
    John M. Rupcich, Trustee        Kathleen McGarry

THOMAS ULRICH, SR               MARILYN ULRICH GRAVES
_____________________________   ___________________________________
Thomas Ulrich, Sr.              Marilyn Ulrich Graves

JOHN M. RUPCICH, III            CHRISTEL RUPCICH HOLDWAY
_____________________________   ___________________________________
John M. Rupcich, III            Christel Rupcich Holdway

APRIL RUPCICH SUTHERLAND
_____________________________
April Rupcich Sutherland








                    STOCK PURCHASE AGREEMENT


                          by and among

                         ROUNDY'S, INC.

                               AND

              THE SHAREHOLDERS OF MEGA MARTS, INC.



                ________________________________

                   Dated as of March 31, 2000
                ________________________________







                        TABLE OF CONTENTS

ARTICLE I

     Purchase and Sale of the Shares                      1

ARTICLE II

     Purchase Consideration; Closing                      2
     2.1  Purchase Consideration.                         2
     2.2  Payment of Purchase Price.                      2
     2.3  Net Book Value Adjustment.                      3
     2.4  Time and Place of Closing.                      6
     2.5  Deliveries.                                     6

ARTICLE IIIA

     Representations and Warranties of the Shareholders
                                                          9
     3A.1 Authority of the Shareholders; No Violations.   9
     3A.2 Title to the Subject Shares.                    11

ARTICLE III

     Representations and Warranties of the Principal
     Shareholders                                         11
     3.1  Corporate Organization.                         11
     3.2  No Violations.                                  11
     3.3  [Intentionally Left Blank]                      12
     3.4  Capitalization of the Company.                  12
     3.5  Subsidiaries and Affiliates                     13
     3.6  Financial Statements                            13
     3.7  Absence of Undisclosed Liabilities              14
     3.8  Absence of Certain Changes or Events            14
     3.9  Legal Proceedings.                              15
     3.10 Taxes                                           16
     3.11 Title to Properties and Related Matters         17
     3.12 Computer Software                               21
     3.13 Licenses, Permits, Authorizations and Consents  21
     3.14 Patents, Trademarks, Etc.                       21
     3.15 Contracts                                       22
     3.16 Employees                                       23
     3.17 Benefit Plans.                                  25
     3.18 Compliance with Applicable Law.                 28
     3.19 Ability to Conduct the Business.                28
     3.20 Material Suppliers.                             28
     3.21 Inventories.                                    29
     3.22 Accounts Receivable.                            29
     3.23 Insurance.                                      29
     3.24 Bank Accounts; Powers of Attorney.              30
     3.25 Minute Books, etc.                              30
     3.26 Books and Records.                              30
     3.27 Transactions with Related Parties.              30
     3.28 Environmental Matters.                          31
     3.29 Disclosure.                                     33
     3.30 Reliance.                                       33
     3.31.     Disclosure Schedule.                       33

ARTICLE IV

     Representations and Warranties of the Buyer          34
     4.1  Corporate Organization                          34
     4.2  Authorization                                   34
     4.3  Consents and Approvals; No Violations           34

ARTICLE V

     Conduct of Business Pending Closing                  36
     5.1  Conduct of the Business of the Company          36
     5.2  Access to Personnel, Properties, Books and
          Records                                         39
     5.3  Best Efforts                                    40

ARTICLE VI

     Additional Covenants                                 40
     6.1  Further Assurances                              40
     6.2  Transfer Taxes.                                 40
     6.3  Tax Matters.                                    40

ARTICLE VII

     Conditions to the Obligations of the Buyer           42
     7.1  Representations and Warranties True             43
     7.2  Performance                                     43
     7.3  Approvals, Permits, Etc.                        43
     7.4  Delivery of Closing Documents                   43
     7.5  Absence of Certain Events                       43
     7.6  No Material Adverse Change.                     44
     7.7  Consents                                        44
     8.1  Representations and Warranties True             45
     8.2  Performance                                     46
     8.3  Approvals, Permits, Etc.                        46
     8.4  Delivery of Closing Documents                   46
     8.5  Absence of Certain Events                       46

ARTICLE IX

     Termination                                          47
     9.1  Termination                                     47
     9.2  Effect of Termination                           47

ARTICLE X

     Indemnification; Survival of Representations and
     Warranties                                           48
     10.1 Indemnity Obligations of the Principal
          Shareholders                                    48
     10.2 Indemnity Obligations of the Buyer              49
     10.3 Procedures Relative to Indemnification Claims   50
     10.4 Special Indemnification for Tax Liabilities     51
     10.5 Duration                                        54
     10.6 Tax and Insurance Effect of Losses; Certain
          Limitations.                                    55
     10.7 Appointment of Shareholders' Agent              57

ARTICLE XI

     Miscellaneous Provisions                             59
     11.1 Waiver of Compliance                            59
     11.2 Notices                                         59
     11.3 Expenses                                        60
     11.4 Public Announcements                            61
     11.5 Binding Effect; Assignment.                     61
     11.6 No Third Party Beneficiary                      61
     11.7 Captions and Paragraph Headings                 61
     11.8 Entire Agreement; Modifications; Severability   61
     11.9 Definition of Knowledge.                        62
     11.10     Definition of Material Adverse Effect.     62
     11.11     Counterparts.                              62
     11.12     Governing Law .                            62
     11.15     Termination of Stockholder Agreements      63



                            SCHEDULES

     3.1  Corporate Organization
     3.2  Authorization; No Violations
     3.3  Title to the Subject Shares
     3.4  Capitalization of the Company
     3.5  Subsidiaries and Affiliates
     3.6  Financial Statements
     3.7  Absence of Undisclosed Liabilities
     3.8  Absence of Certain Changes or Events
     3.9  Legal Proceedings.
     3.10 Taxes
     3.11 Title to Properties and Related Matters
     3.12 Computer Software
     3.13 Licenses, Permits, Authorizations and Consents
     3.14 Patents, Trademarks, Etc.
     3.15 Contracts
     3.16 Employees
     3.17 Benefit Plans
     3.18 Compliance with Applicable Law
     3.19 Ability to Conduct the Business
     3.20 Material Suppliers
     3.21 Inventories
     3.22 Accounts Receivable
     3.23 Insurance
     3.24 Bank Accounts; Powers of Attorney
     3.25 Minute Books, etc.
     3.26 Books and Records
     3.27 Transactions with Related Parties.
     3.28 Environmental Matters
     3.29 Year 2000 Compliance
     3.30 Disclosure
     3.31 Reliance
     5.1  Permitted Capital Expenditures



                            EXHIBITS


     Exhibit A      Promissory Notes
     Exhibit B      Subordination Agreements
     Exhibit C-1    Foley & Lardner Legal Opinion
     Exhibit C-2    Godfrey & Kahn S.C. Legal Opinion
     Exhibit D      Noncompetition Agreements
     Exhibit E      Amended and Restated NDC Leases
     Exhibit F      Tri-City Bank Agreement
     Exhibit G      Whyte Hirschboeck Dudek S.C. Legal Opinion
     Exhibit H      Landlord Consents and Estoppel Certificates
     Exhibit I      Sublessee Estoppel Certificates
     Exhibit J      Subordination, Nondisturbance and Attornment
                    Agreement

THE ABOVE-DESCRIBED EXHIBITS AND SCHEDULES ARE OMITTED FROM THIS
FILING PURSUANT TO ITEM 601(b)(1) OF REGULATION S-K. THE REGISTRANT, ROUNDY'S, INC., HEREBY AGREES TO FURNISH A COPY OF SUCH EXHIBITS
AND SCHEDULES TO THE COMMISSION UPON REQUEST.